 As filed with the Securities and Exchange Commission on                , 1999
================================================================================
                                                                 DEFINITIVE COPY
                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             HARCOURT GENERAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

================================================================================

[HARCOURT GENERAL LOGO]                                  Harcourt General, Inc.
                                                         27 Boylston Street
                                                         Chestnut Hill, MA 02467
                                                         (617) 232-8200


                                                                 August 10, 1999

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of stockholders of Harcourt General, Inc. ("Harcourt General"), to be held at 2:00 p.m. on Wednesday, September 15, 1999 at Harcourt General's headquarters, 27 Boylston Street (Route 9), Chestnut Hill, Massachusetts. THIS IS AN IMPORTANT SPECIAL MEETING THAT AFFECTS YOUR INVESTMENT IN HARCOURT GENERAL.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an amendment to Harcourt General's Restated Certificate of Incorporation (the "Amendment") that would authorize a new class of stock, "Class C Stock," which would have one-tenth ( 1/10) of one vote per share on all matters and would receive a cash dividend equal to any cash dividend payable on the Common Stock. Complete details of the proposal are included in the accompanying Proxy Statement. Holders of both Common Stock and Class B Stock will be entitled to vote at the Special Meeting.

     On May 14, 1999, the Board of Directors of Harcourt General approved a plan to spin-off most of Harcourt General's controlling equity position in The Neiman Marcus Group, Inc. ("NMG") to the holders of Common Stock and Class B Stock in a tax-free distribution (the "Distribution") in which each holder would receive approximately three-tenths ( 3/10) of a share of Class B Common Stock of NMG for each share of Harcourt General's Common Stock and Class B Stock. The Distribution is expected to be completed late in the third quarter or early in the fourth quarter of the 1999 calendar year, subject to, among other things, approval of the tax-free status of the Distribution by the Internal Revenue Service and approval by the stockholders of NMG of a recapitalization plan for NMG that is necessary to permit the Distribution to be accomplished on a tax-free basis to Harcourt General and its stockholders.

     Although no stockholder approval of the Distribution is required or sought, you are being provided with information regarding the Distribution because the Distribution is conditioned upon the approval of the Amendment by the stockholders of Harcourt General.

     The Distribution and the Amendment are expected to:

     - separate two companies which are inherently different in terms of economics, growth prospects and cyclicality in revenues, thereby creating an opportunity to make an investment in Harcourt General's publishing and educational services business that would be unaffected by the specialty retailing business;

     - improve investors' ability to evaluate the investment characteristics of each company, enhancing the likelihood that each will achieve appropriate market recognition of its performance;

     - result in Harcourt General being more widely followed by the equity research community as a result of its simplified structure;

     - provide Harcourt General with greater flexibility to participate in the continued consolidation and/or growth of the publishing and educational services industries; and

     - facilitate the use of Harcourt General's common stock as a more attractive incentive for management and enable Harcourt General to better compete for top employees.

     If the Amendment is approved by the stockholders and the Distribution occurs, Harcourt General intends to raise additional capital through a public offering of at least $50 million of the Class C Stock within one year of the Distribution. Such proceeds would be used for general corporate purposes, including financing acquisitions and/or reducing indebtedness incurred in prior acquisitions.

     Members of the Smith family (comprised of myself, my sister, our children and their families and various family corporations, trusts and charitable foundations) constitute Harcourt General's largest single stockholding group, with approximately 28% of Harcourt General's outstanding equity. We believe that our significant ownership aligns our interests with the long-term interests of Harcourt General's stockholders. The growth of Harcourt General has been accomplished under my family's continued leadership, and we remain committed to the continued growth of Harcourt General, and to increasing stockholder value, whether by internal expansion or by acquisition.

     Harcourt General's operations have historically generated strong, consistent cash flow, permitting steady growth to be accomplished without significantly diluting the economic or voting interests of Harcourt General's stockholders, including the Smith family. Because the Distribution will create a pure play publishing and educational services business, Harcourt General may have a greater preference following the Distribution for issuing equity as a means to achieve growth. However, the Smith family is reluctant, as stockholders of Harcourt General, to vote for issuances of Common Stock, to the extent a vote is required, if such issuances would meaningfully diminish its voting power in Harcourt General. In addition, if enough shares of Common Stock were issued such that the percentage represented by the number of outstanding shares of Class B Stock falls below 12 1/2% of the total number of outstanding shares of Common Stock, Class B Stock and Series A Stock (the "Sunset Provision"), the Class B Stock would be automatically converted into shares of Common Stock and the Smith family would lose the special voting rights associated with the Class B Stock. The Class C Stock would not present the same issues for the Smith family because it carries only one-tenth ( 1/10) of a vote per share and by its terms is not included in the calculation to determine whether the Sunset Provision has been triggered.

     I have announced that I am stepping down as Chief Executive Officer of Harcourt General, effective November 1, 1999. After many decades in that position, I feel that it is time to turn the reins over to a new generation. Your Board of Directors has unanimously elected my son, Robert A. Smith, and son-in-law, Brian J. Knez, to serve as Co-Chief Executive Officers, effective November 1, 1999. I am confident of their ability to lead Harcourt General into the next century. I intend to maintain an active role as Chairman of Harcourt General and look forward to participating with you in its continued growth.

     THE BOARD OF DIRECTORS HAS GIVEN FULL CONSIDERATION TO THE AMENDMENT AND HAS DETERMINED THAT IT IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, ALL THE STOCKHOLDERS. THE PROPOSED AMENDMENT HAS BEEN APPROVED BY THE UNANIMOUS VOTE OF THE DIRECTORS OF HARCOURT GENERAL, INCLUDING ALL OF HARCOURT GENERAL'S EIGHT DIRECTORS WHO ARE NOT AFFILIATED WITH THE SMITH FAMILY. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT, AND URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE REPLY ENVELOPE AT YOUR EARLIEST CONVENIENCE.

         Thank you for your continued support.

                                          Very truly yours,

                                          /s/ Richard A. Smith

                                          Richard A. Smith
                                          Chairman and Chief Executive Officer

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ADOPTION OF THE AMENDMENT.
--------------------------------------------------------------------------------

[HARCOURT GENERAL LOGO]                                  Harcourt General, Inc.
                                                         27 Boylston Street
                                                         Chestnut Hill, MA 02467
                                                         (617) 232-8200



                                                                 August 10, 1999

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER 15, 1999

     A special meeting of stockholders of Harcourt General, Inc. (including any adjournments or postponements thereof, the "Special Meeting") will be held at 2:00 p.m., on Wednesday, September 15, 1999 at Harcourt General's headquarters, 27 Boylston Street (Route 9), Chestnut Hill, Massachusetts, for the following purposes:

          1. To consider and act on a proposal to amend Harcourt General's Restated Certificate of Incorporation to increase the total number of shares of capital stock which Harcourt General is authorized to issue from 320,000,000 to 370,000,000 shares, consisting of 150,000,000 shares of
     Common Stock (reduced from 200,000,000 shares of Common Stock), 80,000,000 shares of Class B Stock, 100,000,000 shares of a new class of capital stock to be denominated Class C Stock (which would have one-tenth ( 1/10) of one vote per share), and 40,000,000 shares of Preferred Stock, establish the relative rights, powers and limitations of the existing Common Stock, Class B Stock and the new Class C Stock and make certain related changes; and

          2. To transact such other business as may properly come before the Special Meeting.

     Holders of record on August 2, 1999 of Harcourt General's Common Stock and Class B Stock will be asked to consider and act upon the foregoing items.

     The Board of Directors of Harcourt General has retained discretion, even if stockholder approval of the proposal to amend Harcourt General's Restated Certificate of Incorporation is obtained, to defer or abandon the proposed amendment and to not file it if the Board believes that the proposed amendment is no longer in the best interests of Harcourt General or its stockholders.

     All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors



                                               Eric P. Geller
                                                 Secretary


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
THE SPECIAL MEETING.........................................     9
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................    10
BACKGROUND OF THE DISTRIBUTION AND THE AMENDMENT............    11
  Overview..................................................    11
  Factors Considered by the Harcourt General Board..........    13
     Expected Benefits of the Distribution and the Amendment
      to Harcourt General and its Stockholders..............    13
     Expected Benefits of the Recapitalization and the
      Distribution to NMG and its Stockholders..............    13
     Economic and Financial Factors.........................    14
     Governance Matters Relating to Harcourt General........    14
     Tax-Free Distribution; Indemnification; Governance
      Matters Relating to NMG...............................    14
     Other Factors Considered...............................    15
  Recommendation of the Harcourt General Board..............    15
THE CHARTER AMENDMENT.......................................    16
  Summary of the Amendment..................................    16
  The Smith Family Group's Ownership of Harcourt General
     Stock..................................................    16
  Purpose and Effects of the Amendment......................    17
  Certain Considerations....................................    17
     Ability of Smith Family Group to Retain Special Voting
      Rights................................................    17
     Anti-takeover Effects of the Amendment.................    19
     Other Anti-takeover Measures in Harcourt General's
      Charter and By-Laws...................................    19
     State Statutes.........................................    20
  Amendment May Become Effective Whether or Not Distribution
     Occurs; No Obligation to Consummate Amendment and
     Distribution...........................................    20
  Required Vote.............................................    20
  Recommendation of the Harcourt General Board..............    21
  New York Stock Exchange Listing...........................    21
  Required Approvals for Issuances of Class C Stock.........    21
  Description of the Common Stock, Class B Stock and Class C
     Stock..................................................    21
     Voting Rights..........................................    22
     Dividends and Other Distributions......................    22
     Transferability........................................    22
     Convertibility.........................................    22
     Sunset Provision.......................................    23
     Other..................................................    23
  Amendment to Harcourt General's By-Laws...................    23
THE DISTRIBUTION............................................    24
  Manner of Effecting the Distribution......................    24
  Determination of the Distribution Ratio...................    24
  Conditions to the Distribution............................    24
  The Retained Shares.......................................    25

                                                              PAGE
                                                              ----
  Federal Income Tax Aspects of the Distribution............    25
  Listing and Trading of NMG Class B Common Stock...........    26
  Listing and Trading of Harcourt General's Common Stock....    27
  Certain Adjustments Relating to Series A Stock and
     Employee Stock Options.................................    27
     Series A Stock.........................................    27
     Effect of the Distribution on Employee Stock Options
      and Restricted Shares.................................    28
  Employee Stock Ownership Plan.............................    28
  Regulatory Approvals......................................    28
  Accounting Treatment......................................    28
  Intercompany Services Agreement...........................    29
  Agreements Relating to the Distribution...................    29
     The Merger Agreement...................................    29
       The Merger...........................................    29
       Conditions to the Merger.............................    30
       Termination..........................................    30
     The Distribution Agreement.............................    31
       The Distribution.....................................    31
       Conditions to the Distribution.......................    31
       Other Agreements.....................................    32
       Indemnification Against Certain Tax and Other
        Liabilities.........................................    34
       Other Matters........................................    35
       Termination..........................................    35
  Common Directors and Officers of Harcourt General and
     NMG....................................................    35
  Smith Family Group Ownership of NMG.......................    36
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS................................................    36
MARKET INFORMATION CONCERNING HARCOURT GENERAL COMMON STOCK
  AND NMG COMMON STOCK......................................    40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF HARCOURT GENERAL............................    42
STOCKHOLDER PROPOSALS AND OTHER MATTERS.....................    45
AVAILABLE INFORMATION.......................................    45
INDEX OF DEFINED TERMS......................................    46
ANNEXES:
  Annex A -- Proposed Amendments to the Restated Certificate
     of Incorporation.......................................   A-1
  Annex B -- Proposed Amendments to the By-Laws.............   B-1

--------------------------------------------------------------------------------

                                    SUMMARY

     This summary is qualified by the more detailed information set forth in this Proxy Statement, which should be read in its entirety. Certain capitalized terms not defined herein are defined elsewhere in the Proxy Statement. See "Index of Defined Terms".

                  HARCOURT GENERAL, INC. ("HARCOURT GENERAL")

     Harcourt General is a leading global multiple-media publisher and service provider for the educational, assessment, training and professional information markets. Harcourt General's publishing and educational services businesses are organized into three main operating groups: Education; Lifelong Learning & Assessment; and Worldwide Scientific, Technical and Medical (STM). The Education Group consists of Harcourt General's K-12, supplemental and college education publishing operations and its trade publisher. The Lifelong Learning & Assessment Group includes testing, professional education, distance learning, career counseling and technology-based training for information technology and human resources professionals. The Worldwide STM Group is comprised of Harcourt General's scientific, technical and medical publishing businesses and its international publishing and distribution operations. The principal executive offices of Harcourt General are located at 27 Boylston Street, Chestnut Hill, Massachusetts 02467, (617) 232-8200.

                     THE NEIMAN MARCUS GROUP, INC. ("NMG")

     NMG, which is 53.9% owned by Harcourt General, is engaged in the high-end specialty retail business, operating through Neiman Marcus Stores, Bergdorf Goodman and NM Direct. The 31 Neiman Marcus stores in premier retail locations nationwide and the two Bergdorf Goodman stores on Fifth Avenue and 58th Street in Manhattan offer high-end fashion apparel and accessories primarily from leading designers. NM Direct, NMG's direct marketing operation, offers a mix of apparel and home furnishings which is complementary to the Neiman Marcus Stores merchandise and also publishes Chef's Catalog, a leading direct marketer of gourmet cookware and high-end kitchenware. The principal executive offices of NMG are located at 27 Boylston Street, Chestnut Hill, Massachusetts 02467, (617) 232-0760.

                             THE CHARTER AMENDMENT

TERMS OF THE AMENDMENT........   The Board of Directors of Harcourt General has
                                 approved an amendment (the "Amendment") to Harcourt General's Restated Certificate of
                                 Incorporation (the "Charter") and is submitting it for stockholder approval. The Amendment, if adopted, would increase the total number of shares of capital stock which Harcourt General is authorized to issue from 320,000,000 to 370,000,000 shares, consisting of 150,000,000 shares of Common Stock, par value $1.00 per share ("Common Stock") (reduced from
                                 200,000,000 shares of Common Stock), 80,000,000
                                 shares of Class B Stock, par value $1.00 per share ("Class B Stock"), 100,000,000 shares of a new class of capital stock to be denominated
                                 Class C Stock (which would have one-tenth
                                 ( 1/10) of one vote per share), par value $1.00
                                 per share ("Class C Stock"), and 40,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), establish the relative rights, powers and limitations of the existing Common Stock, Class B Stock and the new Class C Stock and make certain related changes. See "The Charter Amendment".

VOTING RIGHTS OF THE COMMON
  STOCK, CLASS B STOCK AND
  CLASS C STOCK...............   The Charter provides that each share of Common
                                 Stock entitles the holder thereof to one vote on all matters submitted to the stockholders, and each share of Class B Stock entitles the holder

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 thereof to one vote on all such matters, except that each share of Class B Stock entitles the holder thereof to ten votes on the election of directors at any stockholders' meeting under certain circumstances. Holders of Common Stock and Class B Stock are also entitled to a class vote on certain matters, including amendments to the Charter and mergers and certain other business transactions. If the Amendment is approved, each share of the Class C Stock will entitle the holder thereof to one-tenth ( 1/10) of one vote for the election of all directors and on all other matters submitted to stockholders generally. See "The Charter Amendment -- Description of the Common Stock, Class B Stock and Class C Stock -- Voting Rights".

SUNSET PROVISION..............   The Charter provides that if at any time the
                                 number of outstanding shares of Class B Stock falls below 12 1/2% of the aggregate number of issued and outstanding shares of Common Stock, Class B Stock and Series A Cumulative
                                 Convertible Stock, par value $1.00 per share
                                 (the "Series A Stock"), the outstanding shares of Class B Stock will automatically convert into and become for all purposes, including voting and dividends, shares of Common Stock
                                 (the "Sunset Provision"). If the Amendment is approved, any Class C Stock issued will not be included in any calculation used to determine whether the Sunset Provision has been triggered.

BACKGROUND AND PURPOSE OF THE
  AMENDMENT...................   The spin-off of most of Harcourt General's
                                 controlling equity position in NMG in a
                                 tax-free distribution by Harcourt General to the holders of Common Stock and Class B Stock
                                 (the "Distribution") will result in Harcourt
                                 General becoming a "pure play" company with a greater ability to raise equity capital and with a more effective acquisition currency. The authorization of the Class C Stock would provide Harcourt General with maximum flexibility to (i) raise equity capital, (ii) make acquisitions using stock as consideration and (iii) contribute to existing and future employee benefit and incentive plans, including stock option plans, all without significantly diluting the relative voting interests of existing stockholders. Without the flexibility to issue stock as a means to finance Harcourt
                                 General's growth, Harcourt General might not be able to take advantage of the benefits it hopes to realize from the Distribution. The flexibility that would be afforded by the creation of the Class C Stock is believed necessary because Harcourt General cannot rely on the issuance of the existing Common Stock as the Smith Family Group (as defined below) has advised Harcourt General that they might withhold their approval, in their capacity as the largest single stockholding group of Harcourt General, of certain transactions involving issuances of Common Stock and requiring stockholder approval if such transactions could lead to the Sunset Provision being triggered or their voting power otherwise being significantly diluted. Accordingly, the
                                 Distribution is conditioned upon the approval of the Amendment by the holders of Common Stock and Class B Stock as described under "The
                                 Charter Amendment -- Required Vote". See "The
                                 Charter Amendment -- Purpose and Effects of the
                                 Amendment" and "-- Certain
                                 Considerations -- Ability of Smith Family Group to Retain Special Voting Rights".

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

AMENDMENT MAY BECOME EFFECTIVE
  WHETHER OR NOT DISTRIBUTION
  OCCURS; NO OBLIGATION TO
  CONSUMMATE AMENDMENT AND
  DISTRIBUTION................   The Board of Directors of Harcourt General has
                                 retained discretion (i) to terminate Harcourt
                                 General's obligation to consummate the
                                 Distribution at any time prior to the filing of a certificate of merger relating to the Recapitalization (as defined below), (ii) to cause the Amendment to become effective whether or not the Distribution is consummated and
                                 (iii) even if stockholder approval of the Amendment is obtained, to defer or abandon the Amendment and to not file it, if the Board of Directors determines that any event or development has occurred which makes the Distribution and/or the Amendment not in the best interests of Harcourt General or its stockholders. See "The Charter
                                 Amendment -- Amendment May Become Effective
                                 Whether or Not Distribution Occurs; No
                                 Obligation to Consummate Amendment and
                                 Distribution."

OWNERSHIP BY THE SMITH FAMILY
  GROUP.......................   The Smith Family Group includes Richard A.
                                 Smith, Chairman and Chief Executive Officer of
                                 Harcourt General; Nancy L. Marks, Mr. Smith's sister; Robert A. Smith and Brian J. Knez, each a President and Co-Chief Operating Officer and director of Harcourt General, and, respectively, the son and son-in-law of Mr.
                                 Richard A. Smith; Jeffrey R. Lurie, a director of Harcourt General and the son of Nancy L.
                                 Marks; other members of their families and various family corporations, trusts and charitable foundations (the "Smith Family
                                 Group"). Richard A. Smith has announced that he will be stepping down as Chief Executive
                                 Officer of Harcourt General, effective November
                                 1, 1999. The Board of Directors has unanimously elected Robert A. Smith and Brian J. Knez to serve as Co-Chief Executive Officers, effective
                                 November 1, 1999. The Smith Family Group owns approximately 28% of the outstanding equity of Harcourt General (including approximately 99.9% of the Class B Stock) and holds approximately
                                 80% of the voting power of the outstanding voting shares of Harcourt General in any election of directors in which the Class B
                                 Stock would carry ten votes per share. See "The
                                 Charter Amendment -- Description of the Common
                                 Stock, Class B Stock and Class C
                                 Stock -- Voting Rights". The Smith Family Group will own approximately 28% of the Class B
                                 Common Stock, par value $.01 per share, of NMG
                                 ("NMG Class B Common Stock") and approximately
                                 12% of the outstanding equity of NMG
                                 immediately following the Distribution. The
                                 Smith Family Group has informed Harcourt
                                 General and NMG that certain members of the Smith Family Group intend to enter into a stockholders' agreement with respect to their shares of NMG Class B Common Stock received in the Distribution for the purpose of restricting the transfer of such shares. See "The Charter
                                 Amendment -- The Smith Family Group's Ownership of Harcourt General Stock" and " -- Certain
                                 Considerations -- Ability of Smith Family Group to Retain Special Voting Rights".

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

DIVIDENDS AND OTHER
  DISTRIBUTIONS ON THE COMMON
  STOCK, CLASS B STOCK AND
  CLASS C STOCK...............   Each share of Harcourt General's Class B Stock
                                 is entitled to a cash dividend equal to 90% of the amount of the cash dividend payable on each share of the Common Stock, as and when such dividends may be declared and paid. Class C
                                 Stock would be entitled to cash dividends on a per share basis equal to the cash dividends on Common Stock. Shares of Common Stock, Class B
                                 Stock and Class C Stock will be entitled to receive equal per share stock dividends, when and as declared, except that dividends payable in shares of Common Stock, Class B Stock and
                                 Class C Stock may be declared only on shares of the respective class. See "The Charter
                                 Amendment -- Description of the Common Stock,
                                 Class B Stock and Class C Stock -- Dividends and Other Distributions".

TRANSFERABILITY;
  CONVERTIBILITY..............   The Common Stock and the Series A Stock are
                                 freely transferable and are publicly traded.
                                 The Class C Stock, when issued, is also
                                 expected to be freely transferable and publicly traded. The Class B Stock is not publicly traded and, as at present, is not transferable by a stockholder except to a "Permitted
                                 Transferee," as defined in the Charter. Each share of Series A Stock is convertible at all times, at the option of the holder thereof and without cost to such holder, into 1.1 shares of Common Stock, which ratio will be adjusted to reflect the Distribution. The Class B Stock is convertible at all times, at the option of the holder thereof and without cost to such holder, into Common Stock on a share-for-share basis.
                                 However, the members of the Smith Family Group, which owns 99.9% of the Class B Stock, are parties to a stockholders' agreement (the
                                 "Smith-Lurie/Marks Stockholders' Agreement") which restricts the convertibility of substantially all of the shares of Class B
                                 Stock outstanding. See "The Charter
                                 Amendment -- The Smith Family Group's Ownership of Harcourt General Stock". The Common Stock is not convertible into any other class of stock of Harcourt General. The Class C Stock will not be convertible at the option of the holder thereof. See "The Charter Amendment --
                                 Description of the Common Stock, Class B Stock and Class C Stock -- Transferability" and
                                 "-- Convertibility".

CERTAIN CONSIDERATIONS........   Before voting on the Amendment, stockholders
                                 should consider the factors discussed under "The Charter Amendment -- Certain
                                 Considerations -- Ability of Smith Family Group to Retain Special Voting Rights" in this Proxy
                                 Statement, as well as other information set forth herein.

                                   THE DISTRIBUTION

NMG CAPITAL STOCK.............   Harcourt General is the beneficial owner of
                                 26,429,502 shares, or approximately 53.9%, of the outstanding common stock, par value $.01 per share, of NMG (the "NMG Common Stock"). In order to effect a tax-free distribution, NMG will, subject to NMG stockholder approval, undergo a recapitalization (the
                                 "Recapitalization") pursuant to which Harcourt
                                 General will become the owner of 21,440,960 shares of NMG Class B Common Stock, which will be promptly distributed by Harcourt General in the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 Distribution. These shares will be entitled to elect at least 82% of the Board of Directors of NMG. The remainder of the NMG Common Stock, including the Retained Shares (as defined below), will be converted into Class A Common Stock, par value $.01 per share, of NMG (the "NMG Class A Common Stock"), and will be entitled to elect up to 18% of the Board of Directors of NMG.

REASONS FOR THE
  DISTRIBUTION................   The Distribution is designed to separate
                                 Harcourt General and NMG. The Board of
                                 Directors believes that the Distribution will allow investors to evaluate better the performance and investment characteristics of each company, enhancing the likelihood that each will achieve appropriate market recognition of its performance. Harcourt
                                 General expects that the Distribution could both improve its ability to raise equity capital and provide it with a more effective acquisition currency. Harcourt General also believes that the separation of NMG from Harcourt General will improve the ability of Harcourt General and its affiliates to provide more attractive equity incentives to existing management and to better compete for top employees. If the Amendment is approved by the holders of Common Stock and Class B Stock and the Distribution occurs, Harcourt General intends to raise additional capital through a public offering of at least $50 million of the Class C Stock within one year of the Distribution. For a discussion of other reasons and expected benefits of the Distribution, see
                                 "Background of the Distribution and the
                                 Amendment -- Overview" and "-- Factors
                                 Considered by the Harcourt General Board".

CONDITIONS TO THE
  DISTRIBUTION................   There are several conditions to the
                                 Distribution, including: (1) the approval of the Amendment by the holders of Common Stock and Class B Stock, (2) the adoption by NMG's stockholders of the amended and restated merger agreement, dated as of July 1, 1999 (as amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), among Harcourt General, NMG and Spring Merger
                                 Corporation, a wholly owned subsidiary of Harcourt General ("Merger Sub"), (3) the receipt by Harcourt General of a ruling from the Internal Revenue Service to the effect that the Distribution will qualify as a tax-free distribution for federal income tax purposes
                                 (the "IRS Ruling") and (4) the approval of the listing of the NMG Class B Common Stock on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance. Even if all conditions are satisfied, the Board of Directors has reserved the right to abandon or defer the Distribution. See "The
                                 Distribution -- Agreements Relating to the
                                 Distribution -- The Distribution
                                 Agreement -- Conditions to the Distribution".

SHARES TO BE DISTRIBUTED;
  RETAINED SHARES.............   Harcourt General will distribute its 21,440,960
                                 shares of NMG Class B Common Stock on a pro rata basis to the holders of record of Common
                                 Stock and Class B Stock, on the Distribution
                                 Record Date, which has not yet been
                                 established. The shares to be distributed will constitute over 81% of Harcourt General's holdings in NMG. Harcourt General will retain, through a wholly owned subsidiary, 4,988,542 shares of NMG Class A Common Stock (the
                                 "Retained Shares") to preserve its flexibility to raise capital for

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 general corporate purposes, including financing acquisitions and/or reducing indebtedness incurred in prior acquisitions. See "The Distribution -- The Retained Shares".

DISTRIBUTION RATIO............   Each holder of Common Stock and Class B Stock
                                 will receive approximately three-tenths ( 3/10) of a share of NMG Class B Common Stock for each share of Common Stock and each share of Class B
                                 Stock held. The actual distribution ratio will be equal to the number obtained by dividing
                                 21,440,960 (the total number of shares of NMG
                                 Class B Common Stock to be distributed by Harcourt General) by the number of shares of Common Stock and Class B Stock outstanding on the Distribution Record Date, rounded to the nearest one-thousandth ( 1/1000).

DISTRIBUTION RECORD DATE......   To be established by a committee of Harcourt
                                 General's Board of Directors at the time the Distribution is declared.

DISTRIBUTION DATE.............   To be established by a committee of Harcourt
                                 General's Board of Directors at the time the Distribution is declared. The Distribution Date is presently expected to be late in the third quarter or early in the fourth quarter of the 1999 calendar year. See "The
                                 Distribution -- Manner of Effecting the
                                 Distribution".

FRACTIONAL SHARE INTERESTS....   No certificates representing fractional shares
                                 will be issued. Fractional share interests will be sold by BankBoston, N.A., as distribution agent (the "Distribution Agent"), and the net proceeds will be remitted on a pro rata basis to stockholders who would otherwise be entitled to fractional shares. See "The
                                 Distribution -- Manner of Effecting the
                                 Distribution".

SERIES A STOCK................   Holders of Series A Stock currently have the
                                 option to convert each share of Series A Stock at any time into 1.1 shares of Common Stock.
                                 Holders of Series A Stock who have not
                                 converted their shares of Series A Stock into shares of Common Stock by the Distribution
                                 Record Date will not receive shares of NMG
                                 Class B Common Stock in the Distribution.
                                 However, the conversion rate of, and the quarterly dividend on, the shares of Series A
                                 Stock will be adjusted in connection with the Distribution pursuant to Harcourt General's
                                 Charter. See "The Distribution -- Certain
                                 Adjustments Relating to Series A Stock and
                                 Employee Stock Options".

TAX CONSEQUENCES..............   Harcourt General has conditioned the
                                 Distribution on receipt of the IRS Ruling, which is expected to state, among other things, that the distribution of NMG Class B Common
                                 Stock to the holders of Common Stock and Class
                                 B Stock will be tax-free to Harcourt General and its stockholders for federal income tax purposes. See "The Distribution -- Federal
                                 Income Tax Aspects of the Distribution".

ACCOUNTING TREATMENT..........   If the holders of Common Stock and Class B
                                 Stock approve the Amendment at the Special
                                 Meeting and the Distribution is effected, Harcourt General will present the business of NMG as a discontinued operation in its historical financial statements for periods prior to the Distribution.

POST-DISTRIBUTION DIVIDEND
  POLICY......................   Following the Distribution, Harcourt General's
                                 Board of Directors expects to continue its policy of paying dividends to its stockholders.
                                 However, the actual amount of any future dividends will

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 remain subject to the discretion of the Board of Directors. NMG has not paid quarterly cash dividends to its common stockholders since 1995, and Harcourt General is not aware of any intention of NMG to begin paying dividends in the future.

TRADING MARKET................   The Common Stock and the Series A Stock will
                                 continue to be listed on the NYSE under the symbols "H" and "HPRA", respectively. The Class
                                 B Stock is not publicly traded. The NMG Class B
                                 Common Stock is expected to be listed on the NYSE under the symbol "NMG B", subject to NYSE approval. Harcourt General expects that the market price of the Common Stock after the Distribution will decline to reflect the market value of the estimated three-tenths ( 3/10) of a share of NMG Class B Common Stock to be distributed for each share of Common Stock. The market price of NMG Class B Common Stock after the Distribution may be influenced by many factors, including, among others, sales of shares received in the Distribution by Harcourt
                                 General stockholders. See "The
                                 Distribution -- Listing and Trading of NMG
                                 Class B Common Stock" and "-- Listing and
                                 Trading of Harcourt General's Common Stock".

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF
  SPECIAL MEETING.............   The special meeting of stockholders (including
                                 any adjournments or postponements thereof, the "Special Meeting") of Harcourt General will be held at 2:00 p.m. on Wednesday, September 15, 1999 at Harcourt General's headquarters located at 27 Boylston Street (Route 9), Chestnut Hill,
                                 Massachusetts.

RECOMMENDATION OF THE BOARD OF
  DIRECTORS...................   The Board of Directors of Harcourt General has
                                 unanimously approved the Amendment and the Board of Directors recommends that stockholders vote "FOR" the Amendment. For a description of the reasons for the Amendment and its relationship to the Distribution, see
                                 "Background of the Distribution and the
                                 Amendment -- Overview" and "The Charter
                                 Amendment -- Purpose and Effects of the
                                 Amendment".

SPECIAL MEETING RECORD DATE...   August 2, 1999 (the "Special Meeting Record
                                 Date").

VOTING........................   At the Special Meeting, each holder of record
                                 as of the Special Meeting Record Date of the Common Stock and Class B Stock will be entitled to one vote per share. The vote required for approval of the Amendment is the vote of the holders of shares representing at least (i) a majority of the issued and outstanding shares of Common Stock and Class B Stock, voting together as a single class, (ii) a majority of the issued and outstanding shares of Common
                                 Stock, voting separately as a class, and (iii) a majority of the issued and outstanding shares of Class B Stock, voting separately as a class.
                                 Holders of Series A Stock do not have the right to vote on the Amendment. As of August 2, 1999, there were outstanding 51,115,163 shares of Common Stock and 20,020,380 shares of Class B
                                 Stock. The Smith Family Group owns 116,290 shares of Common Stock, or less than 1% of the Common Stock

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 outstanding, and 19,990,398 shares of Class B Stock, or approximately 99.9% of the Class B Stock outstanding. The Smith Family Group has indicated their intent to vote all such shares in favor of the Amendment. Such action will be sufficient to obtain the approval specified in clause (iii) above.

                        WHO TO CALL FOR MORE INFORMATION

     If you have any questions about this Proxy Statement or its contents, please call:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                         Call Collect at (212) 929-5500
                        Call Toll Free at (800) 322-2885








--------------------------------------------------------------------------------

                              THE SPECIAL MEETING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Harcourt General for use at the Special Meeting to be held at 2:00 p.m. on Wednesday, September 15, 1999, at Harcourt General's headquarters, 27 Boylston Street (Route 9), Chestnut Hill, Massachusetts, and at any adjournments or postponements thereof. All shares will be voted in accordance with the instructions contained in the proxy, but if the proxies signed and returned do not specify a vote on the Amendment, the proxies will be voted "FOR" the Amendment. Any proxy may be revoked by a stockholder at any time before it is exercised by providing written notice of revocation to the Secretary of Harcourt General (at the address set forth above), by executing a proxy bearing a later date, or by voting in person at the Special Meeting. The mailing of this Proxy Statement and accompanying form of proxy is expected to commence on or about August 10, 1999.

     In addition to solicitations of proxies by mail, Harcourt General's officers, directors or employees may solicit proxies by telephone or personal communication. All costs of soliciting proxies, including reimbursement of fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners, will be borne by Harcourt General. In addition, Harcourt General has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies and will pay such firm a fee estimated not to exceed $8,500, plus reimbursement of expenses.

     The Board of Directors has fixed the close of business on August 2, 1999 as the record date for determining the stockholders having the right to vote at the Special Meeting. At the meeting, each share of Common Stock and Class B Stock is entitled to one vote. At the close of business on the Special Meeting Record Date, there were 51,115,163 shares of Common Stock and 20,020,380 shares of Class B Stock of Harcourt General outstanding and entitled to vote at the meeting.

     The vote required for approval of the Amendment is the vote of the holders of shares representing at least (i) a majority of the issued and outstanding shares of Common Stock and Class B Stock, voting together as a single class,
(ii) a majority of the issued and outstanding shares of Common Stock, voting separately as a class, and (iii) a majority of the issued and outstanding shares of Class B Stock, voting separately as a class. The Smith Family Group has indicated their intent to vote all of their shares of Class B Stock in favor of the Amendment. Such action will be sufficient to obtain the approval specified in clause (iii) above.

     APPROVAL OF THE AMENDMENT BY THE HOLDERS OF COMMON STOCK AND CLASS B STOCK AS DESCRIBED ABOVE IS A CONDITION TO THE DISTRIBUTION.

     The required quorum for the transaction of business at the Special Meeting is a majority of the voting power of all classes of stock issued and outstanding and entitled to vote at the Special Meeting present in person or represented by proxy, as well as a majority of the voting power of each of the Common Stock and the Class B Stock issued and outstanding and entitled to vote at the Special Meeting present in person or represented by proxy. Shares of Common Stock and Class B Stock represented in person or by proxy at the Special Meeting (including abstentions and broker non-votes) will be tabulated by the inspector of election appointed for the meeting and will be counted in determining whether a quorum is present. Abstentions and broker non-votes will have the same effect as votes against the Amendment.

     THE ACTIONS PROPOSED IN THIS PROXY STATEMENT ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNER'S SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF COMMON STOCK AND CLASS B STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES OR TO CONTACT THEIR BROKERS TO DETERMINE HOW TO VOTE.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF HARCOURT GENERAL. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT AND THE ATTACHMENTS HERETO, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     As of the Special Meeting Record Date, executive officers and directors of Harcourt General beneficially owned 390,820 shares of Common Stock, representing less than 1% of the shares outstanding as of such date and 15,591,466 shares of Class B Stock, representing 77.9% of the Class B Stock outstanding as of such date.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF COMMON STOCK AND CLASS B STOCK VOTE "FOR" THE AMENDMENT.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Statements in this Proxy Statement referring to the expected future plans and performance of Harcourt General or statements preceded by, followed by or otherwise including the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions, are forward-looking statements. For those statements, Harcourt General claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual future results may differ materially from such statements. Factors that could affect future performance in Harcourt General's publishing and educational services businesses include, but are not limited to: Harcourt General's ability to develop and market its products and services; the relative success of the products and services offered by competitors; failure of Harcourt General or third parties to be Year 2000 compliant; integration of acquired businesses; the seasonal and cyclical nature of the markets for Harcourt General's products and services; changes in economic conditions; changes in public funding for Harcourt General's educational products and services; and changes in purchasing patterns in Harcourt General's markets. Factors that could affect future performance in NMG's specialty retailing businesses include, but are not limited to: changes in economic conditions or consumer confidence; changes in consumer preferences or fashion trends; delays in anticipated store openings; adverse weather conditions, particularly during peak selling seasons; changes in demographic or retail environments; competitive influences; failure of NMG or third parties to be Year 2000 compliant; significant increases in paper, printing and postage costs; and changes in NMG's relationships with designers and other resources. For more information, see Harcourt General's other filings with the SEC. See "Available Information".

                BACKGROUND OF THE DISTRIBUTION AND THE AMENDMENT

OVERVIEW

     Harcourt General has held a substantial equity position in NMG since August 1987, when NMG was formed. Since 1991, when it acquired Harcourt Brace Jovanovich (now known as Harcourt, Inc.), Harcourt General has been involved in the business of publishing educational, scientific and professional materials and providing educational services and resources. In 1993, Harcourt General completed the spin-off to its common stockholders of GC Companies, Inc., which operates a nationwide circuit of motion picture theaters under the "General Cinema" name.

     In early April 1999, Harcourt General senior management approached the members of the NMG Board who are not affiliated with Harcourt General to advise them that Harcourt General was evaluating the possibility of distributing to its stockholders on a tax-free basis all or a portion of its equity interest in NMG. Harcourt General senior management explained to these directors the extent to which Harcourt General had considered alternatives to the Distribution, including a possible sale of NMG or its stake in NMG and maintaining the status quo with NMG continuing as a majority-owned subsidiary of Harcourt General. Harcourt General senior management advised the independent directors of NMG that Harcourt General was considering the Distribution because it would result in Harcourt General becoming a "pure play" company, with a greater ability to take advantage of the prospects for expansion and growth in the publishing and educational services industries. Harcourt General expects that the Distribution could both improve its ability to raise equity capital and provide it with a more effective acquisition currency. Harcourt General also expressed its belief that the separation of NMG from Harcourt General would improve the ability of Harcourt General and its affiliates to provide more attractive equity incentives to existing management and to better compete for top employees. If the Amendment is approved by the holders of Common Stock and Class B Stock and the Distribution occurs, Harcourt General intends to raise additional capital through a public offering of at least $50 million of the Class C Stock within one year of the Distribution. Harcourt General further advised the independent directors of NMG that it believed that the Distribution could offer significant benefits to NMG's stockholders. See "-- Factors Considered by the Harcourt General Board -- Expected Benefits of the Recapitalization and the Distribution to NMG and its Stockholders".

     In order to effect the Distribution on a tax-free basis to both Harcourt General and its stockholders, Harcourt General is required to own, at the time of the Distribution, capital stock of NMG having the right to elect at least 80% of the Board of Directors of NMG, and is required to distribute all of such stock to its stockholders in a single transaction. Harcourt General is the beneficial owner of 26,429,502 shares, or about 53.9% of the NMG Common Stock. Harcourt General advised the independent directors of NMG that it would not consummate the Distribution unless it could be accomplished on a tax-free basis. To accomplish this goal, Harcourt General proposed that Harcourt General and NMG enter into the Merger Agreement, providing for a merger of NMG with a subsidiary of Harcourt General, as a result of which 21,440,960 shares of NMG Common Stock held by Harcourt General would be cancelled and, in turn, Harcourt General would become the holder of all the shares of NMG Class B Common Stock, which would be promptly distributed by Harcourt General in the Distribution. These shares would have the right to elect at least 82% of the NMG Board. The shares of NMG Common Stock held by NMG's public stockholders, as well as 4,988,542 shares to be retained by a wholly owned subsidiary of Harcourt General, would be converted into NMG Class A Common Stock and such shares would be entitled to elect up to 18% of the NMG Board.

     As management of Harcourt General continued to study the proposed Distribution, it determined that it was both necessary and appropriate to seek the approval of Harcourt General's stockholders of an amendment to the Charter authorizing a new class of common stock, to be called Class C Stock, which would have one-tenth ( 1/10) of one vote per share in all matters. The authorization of the Class C Stock would provide Harcourt General with maximum flexibility to
(i) raise equity capital, (ii) make acquisitions using stock as consideration and (iii) contribute to existing and future employee benefit and incentive plans, including stock option plans, all without significantly diluting the relative voting interests of existing stockholders. Management believes that without the flexibility to issue stock as a means to finance Harcourt General's growth, Harcourt General might not be able to take advantage of the benefits it hopes to realize from the Distribution, among which are an improved ability to use its capital stock as currency for acquisitions and for raising capital.

Management recognized that the flexibility that would be afforded by the creation of the Class C Stock was necessary because Harcourt General could not rely on the issuance of the existing Common Stock as the Smith Family Group had advised Harcourt General that they might withhold their approval, in their capacity as the largest single stockholding group of Harcourt General, of certain transactions involving issuances of Common Stock and requiring stockholder approval if such transactions could lead to the loss of the special voting rights associated with the Class B Stock or their voting power otherwise being significantly diluted. See "The Charter Amendment -- Purpose and Effects of the Amendment". Such transactions would include, as required by the rules of the NYSE, the issuance of capital stock of Harcourt General in any transaction or series of related transactions if the securities to be issued would represent more than 20% of the outstanding voting power or equity of Harcourt General before such issuance. In addition, in accordance with the Charter, such transactions would include any issuance of voting securities of Harcourt General or any subsidiary of Harcourt General (other than in connection with certain employee benefit plans) not approved by two-thirds of all the directors of Harcourt General then in office or any merger or consolidation transactions where holders of the Class B Stock are entitled to a class vote. Accordingly, management of Harcourt General recommended that the Distribution be conditioned upon receipt of the approval of Harcourt General's stockholders of the Amendment, which would authorize the creation of the Class C Stock.

     To ensure a full and fair evaluation of the proposed transactions, the NMG Board formed a committee of its independent directors to evaluate the proposed transactions. Harcourt General and this committee (and their respective representatives) negotiated the detailed terms of the proposed transactions, including the merger agreement, dated as of May 14, 1999, among Harcourt General, NMG and Merger Sub (the "Original Merger Agreement") and the distribution agreement, dated as of May 14, 1999, between Harcourt General and NMG (the "Original Distribution Agreement"), over an approximately four-week period prior to the announcement of the proposed transactions. The transactions were approved by the independent directors of NMG and the NMG Board of Directors on May 14, 1999.

     On May 14, 1999, the Board of Directors of Harcourt General held a special meeting to consider the proposal for the Distribution, including the Recapitalization, and the Amendment (the "Transactions"). At this meeting, management of Harcourt General reported on the background, status and strategic rationale for the proposed Transactions. Management also described the potential benefits of the Transactions, as well as their effect on Harcourt General's financial condition.

     Following management's presentations, presentations were made to the Board by Lazard Freres & Co. LLC ("Lazard Freres"), Harcourt General's investment bankers, and Simpson Thacher & Bartlett, special legal counsel for Harcourt General. Following these presentations, Lazard Freres and the directors of Harcourt General that were members of the Smith Family Group left the boardroom so that the directors of Harcourt General who were not affiliated with the Smith Family Group (the "Independent Directors") could have a further discussion of the proposed Transactions, and in particular the Amendment, with legal counsel and certain non-Smith Family Group members of Harcourt General's management.

     Legal counsel then discussed with the Independent Directors the purpose and terms of the Amendment and the Class C Stock, as well as various other issues related to the Amendment. See "The Charter Amendment -- Purpose and Effects of the Amendment." Legal counsel described to the Independent Directors the terms of the Sunset Provision, and the implications of the authorization and subsequent issuance of the Class C Stock, which would not be counted in determining whether the Sunset Provision was triggered. Legal counsel also explained the implications of the Amendment and the issuance of Class C Stock for the Smith Family Group. See "The Charter Amendment -- Certain
Considerations -- Ability of Smith Family Group to Retain Special Voting Rights" and "-- Anti-takeover Effects of the Amendment". Legal counsel then advised the Independent Directors that management had proposed that it be a condition to Harcourt General's obligation to consummate the Distribution that the stockholders of Harcourt General approve the Amendment. Legal counsel explained management's rationale for proposing this condition, as well as the potential risks of such a condition, including failure to consummate the Distribution if the Amendment is not approved.

     Following this presentation and a dialogue in which the Independent Directors asked questions of legal counsel and management present, the Independent Directors expressed their unanimous approval of the Amendment.

     Following such approval, the members of the Smith Family Group and others returned to the meeting, and there ensued a further discussion of the Transactions among the Board members, management and advisors. A vote was taken on each of the Transactions, with the understanding that no single transaction would be approved without all being approved, and the Transactions were approved first, by the unanimous vote of all directors present and second, as to the Amendment only, by the unanimous vote of the Independent Directors present. At a subsequent meeting of the Harcourt General Board on June 18, 1999, the Transactions were ratified, again with the understanding that no single transaction would be ratified without all being ratified, first by the unanimous vote of all the directors of Harcourt General and second, as to the Amendment only, by the unanimous vote of the eight Independent Directors. The Harcourt General Board then approved the Merger Agreement and the amended and restated distribution agreement, dated as of July 1, 1999, between Harcourt General and NMG (as amended, supplemented or otherwise modified from time to time, the "Distribution Agreement") and certain technical changes to the Amendment, which are described herein, by means of a unanimous written consent dated as of August 9, 1999.

FACTORS CONSIDERED BY THE HARCOURT GENERAL BOARD

     In arriving at its determination that the Amendment and the Distribution are advisable and fair to, and in the best interests of, Harcourt General and its stockholders, the Harcourt General Board considered a number of factors, which are listed below.

     Expected Benefits of the Distribution and the Amendment to Harcourt General and its Stockholders. The Harcourt General Board considered the following expected benefits of the Distribution and the Amendment for Harcourt General and its stockholders:

     - The Distribution will separate two companies which are inherently different in terms of economics, growth prospects and cyclicality in revenues, thereby creating an opportunity to make an investment in Harcourt General's publishing and educational services business that would be unaffected by the specialty retailing business;

     - The Distribution is expected to improve investors' ability to evaluate the investment characteristics of each company, enhancing the likelihood that each will achieve appropriate market recognition of its performance;

     - The Distribution is expected to result in Harcourt General being more widely followed by the equity research community as a result of its simplified structure;

     - The Distribution and the Amendment are expected to provide Harcourt General with greater flexibility through the creation of a new currency, the Class C Stock, to fund acquisitions and raise capital (including in connection with a public offering of Class C Stock expected to be consummated within one year of the Distribution) in order to participate in the continued consolidation and/or growth of the publishing and educational services industries; and

     - The Distribution and the Amendment are expected to facilitate the use of Harcourt General's common stock as a more attractive incentive for management and to enable Harcourt General to better compete for top employees.

     Expected Benefits of the Recapitalization and the Distribution to NMG and its Stockholders. The Harcourt General Board considered the following expected benefits of the Recapitalization and the Distribution for NMG and its stockholders:

     - The Transactions will put control of NMG in the hands of its public stockholders by eliminating Harcourt General as a majority shareholder;

     - The Transactions will significantly increase the liquidity and public float of NMG common stock by increasing the shares held by NMG's public stockholders from about 23 million shares to about 44 million shares;

     - The Transactions are expected to result in NMG being more widely followed by the equity research community as a result of its broader stockholder base; and

     - The Transactions are expected to facilitate the use of NMG common stock as an acquisition currency and as a source of capital.

     Economic and Financial Factors. The Harcourt General Board considered certain economic and financial factors associated with the Distribution and the Amendment, including the following:

     - The Transactions are structured to be tax-free to Harcourt General and its stockholders;

     - Following the Distribution, Harcourt General will retain its investment grade "BBB" credit rating from Standard & Poor's Corporation (Harcourt General has since been advised that it will also retain its "Baa2" credit rating from Moody's Investors Service);

     - The potential effect of the Distribution on Harcourt General's trading price, as the price is adjusted to reflect the Distribution; see "The Distribution -- Listing and Trading of Harcourt General's Common Stock";

     - The economic and competitive environments in which Harcourt General and NMG operate and the conditions in the publishing and educational services and specialty retailing industries, respectively; and

     - The retention by Harcourt General, through a wholly owned subsidiary, of the Retained Shares to preserve its flexibility to raise capital for general corporate purposes, including financing acquisitions and/or reducing indebtedness incurred in prior acquisitions.

     Governance Matters Relating to Harcourt General. The Harcourt General Board considered the following factors, among others:

     - The Distribution would be conditioned upon approval of the Amendment by the holders of Common Stock and Class B Stock as described under "The Charter Amendment -- Required Vote";

     - The advice of the Smith Family Group that they might withhold their approval, in their capacity as the largest single stockholding group of Harcourt General, of certain transactions involving issuances of Common Stock and requiring stockholder approval if such transactions could lead to the loss of the special voting rights associated with the Class B Stock or would otherwise significantly dilute the voting power of the Smith Family Group;

     - The belief of management of Harcourt General that, without the flexibility to issue stock as a means to finance its growth, Harcourt General might not be able to take advantage of the benefits it hopes to realize from the Distribution;

     - The Class C Stock would not be counted in determining whether the Sunset Provision was triggered, which would have the effect of continuing the special voting rights of the Class B Stock, and, therefore, of the Smith Family Group even if members of the Smith Family Group collectively owned shares of Class B Stock that represented less than 12 1/2% of the total equity securities of Harcourt General outstanding; see "The Charter Amendment -- Certain Considerations -- Ability of Smith Family Group to Retain Special Voting Rights";

     - The benefits to be realized by Richard A. Smith, Robert A. Smith, Brian
       J. Knez and Jeffrey R. Lurie, together with their family members, as a result of the Distribution, including the fact that the Smith Family Group would own approximately 28% of the NMG Class B Common Stock following the Distribution, with the ability to acquire an additional 6% without triggering NMG's proposed rights plan and the fact that each of Messrs. Smith, Smith and Knez would retain their positions as officers and directors of NMG following the Distribution; see "The
       Distribution -- Common Directors and Officers of Harcourt General and NMG" and "-- Smith Family Group Ownership of NMG";

     - The history of the Smith Family Group's contribution to and involvement with Harcourt General and the growth and diversification that Harcourt General has experienced under their leadership; and

     - The requirement that the Amendment be approved by, among other things, the vote of holders of shares representing at least a majority of the issued and outstanding shares of Common Stock, voting separately as a class, of which the Smith Family Group does not own a material amount of shares.

     Tax-Free Distribution; Indemnification; Governance Matters Relating to
NMG. The Harcourt General Board considered the fact that a change in control of NMG following the Distribution or certain actions undertaken by NMG following the Distribution could impair the tax-free status of the Distribution to Harcourt General and its stockholders. In this regard they considered the following factors:

     - NMG's obligation to indemnify Harcourt General in the event that NMG takes any actions which result in the Distribution failing to qualify as a tax-free distribution, and the circumstances under which such indemnity would not apply, particularly if Harcourt General or its executive officers or directors that are also executive officers or directors of NMG take certain actions as described under "The Distribution -- The Distribution Agreement -- Indemnification Against Certain Tax and Other Liabilities" and "-- The Distribution
       Agreement -- Other Agreements -- No Solicitation";

     - The restrictions on the ability of NMG to undertake a sale or certain other transactions following the Distribution, which, if undertaken, could impair the tax-free status of the Distribution to Harcourt General and its stockholders;

     - The proposed rights plan to be adopted by NMG, which would be triggered if any person or group (other than the Smith Family Group, subject to certain limitations) acquired 15% or more of the shares of NMG Class B Common Stock or 15% or more of the total number of votes entitled to be cast generally (other than in an election of directors) by the holders of NMG common stock, which would minimize the risk that a change in control would occur that was not covered by the indemnity; and

     - Certain proposed amendments to the NMG Restated Certificate of Incorporation (the "NMG Charter"), which would reduce the ability of a third party to acquire control of NMG or the NMG Board, including (i) the required approval, for the first five years following the Distribution, of mergers and consolidations and certain other business transactions by two-thirds of the outstanding shares of NMG common stock and (ii) fixing the size of the NMG Board in the NMG Charter.

     Other Factors Considered. The Harcourt General Board considered certain other factors in making its determination that the Distribution and the Amendment are advisable and fair to, and in the best interests of, Harcourt General and its stockholders. These other factors include:

     - The consideration and rejection by management of (i) a possible sale of NMG or Harcourt General's stake in NMG because it was an inopportune time to sell and (ii) maintaining the status quo with NMG continuing as a subsidiary of Harcourt General because the inherent differences in the industries in which Harcourt General and NMG operate were negatively affecting the valuation of both companies;

     - The management and director overlap between Harcourt General and NMG and the continuation of the accounting, financial, legal, tax, human resources and other corporate services provided by Harcourt General to NMG pursuant to the Intercompany Services Agreement; see "The Distribution -- Intercompany Services Agreement"; and

     - The advice of the NYSE that the authorization and issuance of the Class C Stock would be permitted under, and would not violate, any NYSE policy.

     After a detailed consideration of these factors, the Harcourt General Board concluded that the Distribution and the Amendment are advisable and fair to, and in the best interests of, Harcourt General and its stockholders.

     The foregoing discussion and factors were the factors considered by the Harcourt General Board in its assessment of the Distribution and the Amendment. The Harcourt General Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination. Different members may have assigned different weights to different factors. In reaching their respective determinations, the members of the Harcourt General Board took the various factors into account collectively and did not perform a factor-by-factor analysis.

RECOMMENDATION OF THE HARCOURT GENERAL BOARD

     THE HARCOURT GENERAL BOARD HAS UNANIMOUSLY APPROVED THE AMENDMENT AND HAS DETERMINED THAT THE AMENDMENT IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, HARCOURT GENERAL AND ITS STOCKHOLDERS. THE HARCOURT GENERAL BOARD RECOMMENDS THAT THE HOLDERS OF COMMON STOCK AND CLASS B STOCK VOTE "FOR" THE AMENDMENT.

                             THE CHARTER AMENDMENT

SUMMARY OF THE AMENDMENT

     The Amendment would, among other things, increase the number of total shares Harcourt General is authorized to issue from 320,000,000 to 370,000,000 shares, consisting of (i) 150,000,000 shares of Common Stock, (ii) 80,000,000 shares of Class B Stock, (iii) 100,000,000 shares of a new class of common stock, par value $1.00 per share, to be designated as Class C Stock, and (iv) 40,000,000 shares of Preferred Stock. The number of shares of Common Stock authorized is being reduced (from 200,000,000 shares to 150,000,000 shares) because, in light of the authorization of the Class C Stock, the number of shares of Common Stock and Class C Stock authorized would be, in the aggregate, in excess of an amount that Harcourt General believes is necessary.

     The Class C Stock will have substantially the same rights as the Common Stock, except as to voting rights. In the case of voting rights, the Class C Stock would have one-tenth (1/10) of one vote per share on all matters submitted to a vote of stockholders and would be entitled to vote separately as a class only to the extent required by law. See "-- Description of the Common Stock, Class B Stock and Class C Stock -- Voting Rights". The Class C Stock, like the Common Stock, would have no conversion rights, although the Class C Stock will convert automatically into Common Stock upon the dissolution, liquidation or winding up of the affairs of Harcourt General. See "-- Description of the Common Stock, Class B Stock and Class C Stock -- Convertibility". The Amendment would afford to holders of Class C Stock the right to receive the same cash dividends per share as the holders of the Common Stock. In the case of stock splits and common stock dividends, holders of Common Stock, Class B Stock and Class C Stock will receive Common Stock, Class B Stock and Class C Stock, respectively, in each case in the same ratio. See "-- Description of the Common Stock, Class B Stock and Class C Stock -- Dividends and Other Distributions".

     Because the Class C Stock will not be counted in the calculation used to determine whether the Sunset Provision has been triggered, the issuance of Class C Stock will not, under any circumstances, result in conversion of Class B Stock into Common Stock pursuant to the Sunset Provision. See " -- Description of the Common Stock, Class B Stock and Class C Stock -- Sunset Provision". The Amendment also provides that, for the avoidance of doubt and for purposes of determining whether a director is disqualified from voting on the issuance of Class C Stock, no director shall be deemed to be "pecuniarily interested" in any issuance of Class C Stock solely by virtue of owning Class B Stock.

     Harcourt General presently intends, in the event of stockholder approval of the Amendment, to apply for listing of the Class C Stock on the NYSE, subject to official notice of issuance. If the Amendment is approved by the holders of Common Stock and Class B Stock and the Distribution occurs, Harcourt General intends to raise additional capital through a public offering of at least $50 million of the Class C Stock within one year of the Distribution. Such proceeds would be used to finance acquisitions and/or to reduce indebtedness incurred in prior acquisitions.

     Please refer to Annex A hereto for the text of the proposed Amendment.

THE SMITH FAMILY GROUP'S OWNERSHIP OF HARCOURT GENERAL STOCK

     The Smith Family Group includes Richard A. Smith, Chairman and Chief Executive Officer of Harcourt General; Nancy L. Marks, Mr. Smith's sister; Robert A. Smith and Brian J. Knez, Presidents and Co-Chief Operating Officers and directors of Harcourt General, who are, respectively, the son and son-in-law of Mr. Smith; Jeffrey R. Lurie, a director of Harcourt General and the son of Nancy L. Marks, other members of their families and various family corporations, trusts and charitable foundations. There are, as of August 2, 1999, 51,115,163 shares of Common Stock and 20,020,380 shares of Class B Stock issued and outstanding. The Smith Family Group is the beneficial owner of 116,290 shares of Common Stock (which constitutes less than 1% of all Common Stock issued and outstanding and which includes 62,625 shares subject to options exercisable within 60 days of August 2, 1999) and 19,990,398 shares of Class B Stock (which constitutes 99.9% of all Class B Stock issued and outstanding). These shares collectively represent 27.8% of the Common Stock, Class B Stock and Series A Stock outstanding as of August 2, 1999. As to any elections in which the

Class B Stock carries one vote per share, the Smith Family Group had, as of August 2, 1999, 28.2% of the combined voting power of the Common Stock and Class B Stock. As to any elections in which the Class B Stock would carry ten votes per share, the Smith Family Group had, as of August 2, 1999, 79.6% of the combined voting power of the Common Stock and Class B Stock. The effect of this significant voting power is to permit the Smith Family Group to exert decisive control over the results of elections for the Board of Directors in an event of a substantial accumulation of Common Stock by any person or group unrelated to the Smith Family Group. The Smith-Lurie/Marks Stockholders' Agreement provides that the members of the Smith Family Group will not convert any of the approximately 18,987,125 shares of Class B Stock subject to such Agreement into Common Stock without first offering to sell such shares to the parties to the Smith-Lurie/Marks Stockholders' Agreement. See "-- Certain
Considerations -- Ability of Smith Family Group to Retain Special Voting
Rights".

PURPOSE AND EFFECTS OF THE AMENDMENT

     The purpose of the Amendment is to enable Harcourt General to grow through the issuance of Class C Stock in connection with raising equity capital, making acquisitions using stock as consideration and contributing to existing and future employee benefit and incentive plans. The flexibility to issue Class C Stock will allow Harcourt General to engage in the broadest possible range of operating and investment activities, if determined by the Board of Directors to be in the best interests of all of the stockholders, without diluting the Smith Family Group's participation in and influence on corporate decisions, and without making Harcourt General vulnerable to an unsolicited or hostile takeover attempt. The Smith Family Group has advised Harcourt General that they do not expect to have the same objections, as stockholders of Harcourt General, to issuances of Class C Stock as they do with respect to issuances of Common Stock. See "Background of the Distribution and the Amendment -- Overview".

     The Class C Stock will provide Harcourt General with an acquisition currency that would not significantly dilute the voting power of the Smith Family Group, and that would not be counted in determining whether the Sunset Provision is triggered. Given the history of the Smith Family Group's contribution to and involvement with Harcourt General and the growth and diversification that Harcourt General has experienced under their leadership, as well as the fact that their significant ownership interest of Harcourt General aligns their interests with those of Harcourt General's stockholders, the continued retention by the Smith Family Group of their special voting rights in the event of issuances of Class C Stock is consistent with the goal of enabling Harcourt General to continue to be managed based on long-term objectives, which Harcourt General's Board of Directors considers to be a benefit to Harcourt General and its stockholders. However, the Amendment could result in potential disadvantages to the stockholders. See "-- Certain Considerations -- Ability of Smith Family Group to Retain Special Voting Rights" and "-- Anti-takeover Effects of the Amendment".

CERTAIN CONSIDERATIONS

     Ability of Smith Family Group to Retain Special Voting Rights. The Amendment would permit Harcourt General to issue equity securities in the form of Class C Stock that are not counted for purposes of determining whether the Sunset Provision has been triggered.

     Under the Sunset Provision, if the number of shares of Class B Stock outstanding falls below 12 1/2% of the aggregate number of issued and outstanding shares of the Common Stock, Class B Stock and Series A Stock, the Class B Stock would automatically convert into Common Stock. The Sunset Provision could be triggered either (i) if the Smith Family Group (and other holders of Class B Stock) sold a sufficient number of shares of Class B Stock such that the total shares of Class B Stock outstanding would fall below 12 1/2% of the total shares of Common Stock, Class B Stock and Series A Stock outstanding or (ii) if sufficient additional shares of Common Stock were issued, even if the Smith Family Group had sold little or none of the Class B Stock. Accordingly, adoption of the Amendment would facilitate the maintenance by the Smith Family Group of (i) continued ownership of substantially all of the Class B Stock, which has the right, among other things, to a class vote to approve (x) any merger or consolidation of Harcourt General with or into any other corporation, any sale, lease, exchange or other disposition of all or substantially all of Harcourt General's assets to or with any other person, or any dissolution of Harcourt General, (y) additional issuances of Class B Stock other than in connection with stock splits and stock dividends and (z) any amendments to the Charter, (ii) a substantial portion of Harcourt General's voting power and (iii) the right to control the outcome of the election of directors in contested and certain other situations. See
" -- Description of the Common Stock, Class B Stock and Class C Stock -- Voting Rights". Because any merger, consolidation or sale of all or substantially all of Harcourt General's assets would have to, in effect, be approved by the Smith Family Group, as the holders of the Class B Stock, as well as by holders of a majority of the Common Stock, any individual, corporation or group that desires to acquire or take control of Harcourt General, or to obtain approval of Harcourt General's stockholders for any proposed merger, consolidation or sale of assets, would probably not be able to do so without the approval of the Smith Family Group. This could discourage attempts to acquire Harcourt General and could deprive holders of Common Stock and Class C Stock of an opportunity to sell their shares in such an acquisition at a premium over the then market price.

     If adopted, the Amendment would authorize the issuance of up to 100,000,000 shares of Class C Stock. As of August 2, 1999, the number of outstanding shares of Class B Stock as a percentage of the total number of outstanding shares of Common Stock, Class B Stock and Series A Stock was 27.8%. As of such date, if all the authorized shares of Class C Stock (which, based on the closing price of Harcourt General's Common Stock as of August 2, 1999, would have a market value of over $4.5 billion) were issued, the percentage represented by the Class B Stock of the total equity securities of Harcourt General outstanding would be approximately 11.6%; however, the Sunset Provision would not be triggered in such event because the Class C Stock is not included in making such determination. Whether or not any shares of Class C Stock are issued, the Smith Family Group (or the Smith Family Group together with other holders of Class B Stock) would have to sell approximately 11 million shares of Class B Stock, or approximately 55% of their shares of Class B Stock, before the percentage represented by the Class B Stock of the total number of shares of Common Stock, Class B Stock and Series A Stock outstanding as of August 2, 1999 would fall below 12 1/2%. If all the authorized shares of Class C Stock were issued, and the Smith Family Group were to sell the maximum number of shares of Class B Stock without triggering the Sunset Provision, the percentage represented by the Class B Stock of the total equity securities of Harcourt General outstanding would be approximately 5.2%.

     Unless issuances of Class C Stock are approved by two-thirds of Harcourt General's directors then in office, such issuances must be approved by holders of 66 2/3% of the outstanding voting power of Harcourt General. The Charter provides that directors that are pecuniarily interested in any transaction or contract to be authorized or confirmed by the Board of Directors or any committee may be counted when present at meetings of the Board of Directors or of any such committee for the purpose of determining the existence of a quorum. The Charter also provides that no such interested director shall vote to authorize or confirm any such contract or transaction, and if he does so vote his vote shall be disregarded. It is possible that members of the Smith Family Group could be deemed to be pecuniarily interested in any issuance of Class C Stock because the Amendment provides that any Class C Stock issued will not be included in any calculation used to determine whether the Sunset Provision has been triggered. If directors who are members of the Smith Family Group were deemed to be pecuniarily interested in any issuance of Class C Stock, then the unanimous vote of the eight remaining directors would be required to approve any issuance of Class C Stock, or alternatively, if such vote were not obtained, Class C Stock could not be issued without the approval of the holders of 66 2/3% of the outstanding voting power of the stockholders of Harcourt General. This would, as a practical matter, be inconsistent with the principal objective of the Amendment, which is to provide the Company and the Board with the flexibility to issue Class C Stock. The Amendment provides that no director shall be deemed to be pecuniarily interested in any issuance of Class C Stock if such director would not be so interested but for the ownership, directly or indirectly, of Class B Stock by (or the extent of the voting power represented by shares of Class B Stock, or Common Stock issued upon the conversion of Class B Stock, held by) such director or any other person or entity or any relationship of such director to or with such other person or entity. Accordingly, directors who are members of the Smith Family Group will be able to vote to authorize any contemplated issuances of Class C Stock (although the issuance of Class C Stock will still require the approval of two-thirds of the full Board).

     The Smith-Lurie/Marks Stockholders' Agreement restricts the ability of the Smith Family Group to convert their Class B Stock subject to certain limited exceptions. In addition, the Smith Family Group has informed Harcourt General that they have no present intention to convert any shares of Class B Stock back into shares of Common Stock or to transfer such shares except incident to gifts of shares to charity.

     Anti-takeover Effects of the Amendment. The Class B Stock may have the effect of discouraging unsolicited takeover bids from third parties or efforts to remove incumbent management, or make such actions more difficult to accomplish. As discussed above under "-- Ability of Smith Family Group to Retain Special Voting Rights", issuances of Class C Stock would have the effect of continuing the special voting rights of the Class B Stock even if members of the Smith Family Group collectively owned shares of Class B Stock that represented less than 12 1/2% of the total equity securities of Harcourt General outstanding. As a result, approval of the Amendment may have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices.

     The Amendment is not being recommended in response to any specific effort to accumulate or acquire Harcourt General's securities or to obtain control of Harcourt General by means of a merger, tender offer, proxy solicitation in opposition to the Board of Directors or otherwise, or to change Harcourt General's management. The Amendment is not a part of a plan by Harcourt General's management to adopt a series of amendments to the Charter which would have anti-takeover effects, and Harcourt General does not presently intend to propose any additional amendments to the Charter that might have the effect of discouraging any tender offers, takeover attempts, acquisitions or business combinations involving Harcourt General.

     Other Anti-takeover Measures in Harcourt General's Charter and
By-Laws. Harcourt General's Charter and By-Laws, as presently in effect, include additional measures that may be considered to have the effect of discouraging unsolicited takeover bids from third parties or efforts to remove incumbent management, or make such actions more difficult to accomplish.

     The Board is divided into three classes, only one of which is scheduled for re-election each year. Consequently, a person considering the acquisition of voting control of Harcourt General would be entitled to replace only one-third of the Board at each annual meeting, and thus might be dissuaded from seeking the substantial equity position required for voting control without the ability to install a Board which would be responsive to such person's wishes during the period immediately following such person's acquisition of control.

     A two-thirds vote of the outstanding stock is required for the approval of any merger or consolidation involving Harcourt General, or of a sale of all or substantially all of its assets, or of the issuance of any voting securities of Harcourt General or any subsidiary of Harcourt General (except pursuant to employee stock option, purchase or bonus plans and the like), unless such transaction is approved by a two-thirds vote of the Board of Directors, in which event only the class voting rights of the Common Stock and the Class B Stock granted in the Charter (with respect to mergers, consolidations and asset sales) and the provisions of Delaware law will apply in determining the percentage of stockholder approval, if any, that is required. See "-- Description of the Common Stock, the Class B Stock and Class C Stock -- Voting Rights" for information concerning special class votes on such mergers and other transactions if the Amendment is adopted.

     Holders of Common Stock and Class B Stock are each entitled to a separate class vote to approve any merger or consolidation of Harcourt General, any sale, lease, exchange or other disposition of all or substantially all of the assets of Harcourt General or any dissolution of Harcourt General. Holders of Common Stock and Class B Stock are also each entitled to a separate class vote with respect to any amendment to the Charter and any issuance of any additional shares of Class B Stock (other than in connection with stock splits and stock dividends).

     Both the Charter and the By-Laws (with respect to the By-Laws) provide that the affirmative vote of the holders of at least 66 2/3% of the outstanding stock entitled to vote generally for the election of directors of Harcourt General, voting together as a single class, is required to modify, revise, alter, amend, repeal or rescind certain provisions of the Charter or the By-Laws or to adopt any provision inconsistent therewith.

These provisions in the Charter are: (i) paragraph (b) of Article Eighth requiring a two-thirds vote of the outstanding stock for any merger, sale of all or substantially all of Harcourt General's assets or issuance of voting securities (as described above); (ii) paragraph (c) of Article Eighth stating that the election of directors need not be by ballot unless the By-Laws so require and that no director need be a stockholder; (iii) paragraph (d) of Article Eighth concerning any alteration, amendment or repeal of the By-Laws;
(iv) Article Ninth concerning stockholders' meetings and the ability of the stockholders to remove any director with or without cause; and (v) Article Tenth concerning the ability of the stockholders to amend provisions of the Charter and By-Laws. These provisions in the By-Laws are: (i) Section 3.1 concerning the number, classification and composition of the Board of Directors; (ii) Section
3.2 concerning the tenure of directors; (iii) Section 3.3 concerning vacancies in the Board of Directors; (iv) Section 3.4 concerning the removal of directors; and (v) Section 13 concerning amendment of the By-Laws. Such "supermajority" voting requirements may discourage or deter a person from attempting to obtain control of Harcourt General by rendering more difficult amendment of Harcourt General's Charter or By-Laws to eliminate provisions that have an anti-takeover effect or that protect the interests of minority stockholders.

     The Charter authorizes Harcourt General to issue 40,000,000 shares of preferred stock, and empowers the Harcourt General Board to set the voting and other rights of the preferred stockholders. At present, 10,000,000 shares have been designated as the Series A Stock, and the remaining 30,000,000 shares are available for designation. Such "blank check" preferred stock will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any exchange on which the securities may be listed. Such "blank check" preferred stock could discourage a person from acquiring Harcourt General's common stock because of the possibility that the Harcourt General Board would issue such preferred stock with terms that significantly disadvantage the rights of Harcourt General's common stockholders.

     There is no provision in the Charter as currently in effect or as proposed to be amended permitting cumulative voting.

     State Statutes. Some state securities statutes contain provisions that restrict offerings of equity securities by, or the secondary trading of equity securities of, issuers with a class of stock outstanding having less than one vote per share. Because the Common Stock is listed on the NYSE, and because it is expected that any Class C Stock issued will be listed on the NYSE, Harcourt General does not believe that such provisions would have a material adverse effect on the amount of equity securities that Harcourt General would be able to offer, on the price obtainable for such equity securities in such an offering or on the secondary trading market for Harcourt General's equity securities.

AMENDMENT MAY BECOME EFFECTIVE WHETHER OR NOT DISTRIBUTION OCCURS; NO OBLIGATION TO CONSUMMATE AMENDMENT AND DISTRIBUTION

     Harcourt General may terminate its obligation to consummate the Distribution at any time in its sole discretion, prior to the filing of a certificate of merger relating to the Recapitalization, if the Board of Directors determines that any event or development has occurred which makes the Distribution not in the best interests of Harcourt General or its stockholders. Regardless of whether or not the Distribution is consummated, if the Amendment is adopted, the Board of Directors intends to, but is under no obligation to, cause the Amendment to be filed with the Secretary of State of the State of Delaware and the Amendment will be effective upon such filing. Alternatively, the Board may also postpone filing the Amendment until such time as it deems appropriate in connection with the Distribution. Although the Board of Directors does not currently anticipate exercising its right to abandon the Amendment, the Board may defer or abandon the Amendment, if, in its judgment, the Amendment is no longer in the best interests of Harcourt General or its stockholders.

REQUIRED VOTE

     Approval of the Amendment requires the approval of (1) a majority of the outstanding shares of Common Stock and Class B Stock, voting together as a single class, (2) a majority of the outstanding shares of Common Stock, voting separately as a class, and (3) a majority of the outstanding shares of Class B Stock, voting separately as a class. The approval of the Amendment by the holders of Common Stock and Class B Stock is a condition to Harcourt General's obligation to consummate both the Recapitalization and the Distribution but may be waived by Harcourt General in its sole discretion.

     As of August 2, 1999, there were outstanding 51,115,163 shares of Common Stock and 20,020,380 shares of Class B Stock. The Smith Family Group owns 116,290 shares of Common Stock, or less than 1% of the Common Stock outstanding, and 19,990,398 shares of Class B Stock, or approximately 99.9% of the Class B Stock outstanding. The Smith Family Group has indicated their intent to vote all such shares in favor of the Amendment. Such action will be sufficient to obtain the approval specified in clause (3) in the preceding paragraph.

RECOMMENDATION OF THE HARCOURT GENERAL BOARD

     THE HARCOURT GENERAL BOARD HAS UNANIMOUSLY APPROVED THE AMENDMENT AND HAS DETERMINED THAT THE AMENDMENT IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, HARCOURT GENERAL AND ITS STOCKHOLDERS. THE HARCOURT GENERAL BOARD RECOMMENDS THAT THE HOLDERS OF COMMON STOCK AND CLASS B STOCK VOTE "FOR" THE AMENDMENT.

NEW YORK STOCK EXCHANGE LISTING

     The Common Stock and the Series A Stock are traded on the NYSE. The Class B Stock is not publicly traded. A NYSE policy prohibits, among other things, any corporate action or issuance that disproportionately reduces or restricts the voting rights of existing shareholders of publicly traded common stock, such as the Common Stock. The NYSE has advised Harcourt General that the authorization and issuance of the Class C Stock would be permitted under, and would not violate, NYSE policy. Harcourt General expects that, in the event of the approval of the Amendment, it will file an application to list the Class C Stock on the NYSE, subject to official notice of issuance.

     It is possible that future legislation or regulatory developments could make the Common Stock or Class C Stock ineligible for trading on national securities exchanges or inclusion in securities quotation systems, because of the lower voting power of the Class C Stock. In such an event, Harcourt General would seek to have the shares of the Common Stock or the Class C Stock listed on another exchange or national market system, or to take such other actions as may be necessary to facilitate or support its trading in the over-the-counter market.

REQUIRED APPROVALS FOR ISSUANCES OF CLASS C STOCK

     In accordance with Harcourt General's Charter, unless all future issuances of Class C Stock (other than pursuant to stock option, purchase, bonus or other plans for natural persons who are directors, employees, consultants and/or agents of Harcourt General and its subsidiaries) are approved by the vote of two-thirds of all of the directors of Harcourt General then in office, such issuances will require the approval of the holders of shares of Common Stock, Class B Stock and, after the Class C Stock has been issued, Class C Stock, voting as a single class, representing at least 66 2/3% of the outstanding voting power of Harcourt General. Stockholder approval of future issuances of Class C Stock may also be required by the rules of the NYSE or any other exchange or national market on which the Common Stock or the Class C Stock may be listed or quoted.

DESCRIPTION OF THE COMMON STOCK, CLASS B STOCK AND CLASS C STOCK

     Harcourt General currently is authorized to issue 320,000,000 shares of its capital stock, consisting of (i) 200,000,000 shares of Common Stock, (ii) 80,000,000 shares of Class B Stock and (iii) 40,000,000 shares of Preferred Stock, of which 10,000,000 shares are designated as Series A Stock. If approved, the Amendment would authorize an increase in the number of total shares that Harcourt General is authorized to issue from 320,000,000 to 370,000,000 shares, consisting of (i) 150,000,000 shares of Common Stock, (ii) 80,000,000 shares of Class B Stock, (iii) 100,000,000 shares of Class C Stock and (iv) 40,000,000 shares of Preferred Stock.

     On the Special Meeting Record Date, there were (i) 51,115,163 shares of Common Stock issued and outstanding and 22,027,800 shares of Common Stock reserved for issuance upon the conversion of the currently outstanding Series A Stock, Class B Stock and stock options, (ii) 20,020,380 shares of Class B Stock issued and outstanding and (iii) 884,711 shares of Series A Stock issued and outstanding.

     The rights, powers and limitations of the Common Stock, Class B Stock and Class C Stock are set forth in full in the Amendment attached hereto as Annex A, and such Amendment is incorporated herein by reference. The following summary of the material rights of the holders of the Common Stock, Class B Stock and Class C Stock should be read in conjunction with Annex A and is qualified in its entirety by reference thereto.

     Voting Rights. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to the stockholders, and each share of Class B Stock entitles the holder thereof to one vote on all such matters, except that each share of Class B Stock entitles the holder thereof to ten votes on the election of directors at any stockholders' meeting if more than 20% of the shares of Common Stock outstanding on the record date for such meeting is beneficially owned by, or if more than 20% of the total voting power attributable to the shares of the Common Stock outstanding on the record date for such meeting is voted either directly or by proxy for a person or persons other than those nominated by the Board of Directors by, a person or group of persons acting in concert (unless such person or group is also the beneficial owner of a majority of the shares of Class B Stock on such record date). Except as otherwise specified in the Charter or required by law, each share of the Class C Stock will entitle the holder thereof to one-tenth ( 1/10) of one vote for the election of all directors and on all other matters submitted to stockholders generally.

     All actions submitted to a vote of stockholders will be voted upon by the holders of Common Stock, Class B Stock and Class C Stock, voting together as a single class. In addition, the holders of Common Stock and the holders of Class B Stock are each entitled to vote separately as a class on a number of significant matters. For example, the holders of Common Stock and Class B Stock would each vote separately as a class on any (i) merger or consolidation of Harcourt General with or into any other corporation, any sale, lease, exchange or other disposition of all or substantially all of Harcourt General's assets to or with any other person, or any dissolution of Harcourt General, (ii) additional issuances of Class B Stock other than in connection with stock splits and stock dividends, (iii) amendments to Harcourt General's Charter and (iv) such other matters as are required by law.

     Dividends and Other Distributions. With respect to cash dividends, each share of the Class B Stock is entitled to a cash dividend equal to 90% of the amount of the cash dividend payable on each share of the Common Stock, as and when such dividends may be declared and paid. Class C Stock would be entitled to cash dividends on a per share basis equal to the cash dividends on Common Stock, and thus the Class C Stock would be entitled to the same cash dividend premium over the Class B Stock as that of the Common Stock. Shares of Common Stock, Class B Stock and Class C Stock will be equal in respect of rights to dividends and distributions, when and as declared, in the form of stock of Harcourt General, except that shares of Common Stock, Class B Stock and Class C Stock may be distributed, respectively, only with respect to shares of the same class and as part of a distribution that is pro rata to Harcourt General's stockholders and in the same ratio for each class. With respect to property dividends, shares of Common Stock and Class C Stock will be entitled to receive the same per share property dividends, when and as declared, and will be entitled to receive any rights to purchase shares of their respective class on the same per share basis.

     Transferability. The Common Stock and Series A Stock are freely transferable and publicly traded. The Class C Stock, when issued, is also expected to be freely transferable and publicly traded. The Class B Stock is not publicly traded and is not transferable by a stockholder except to a "Permitted Transferee," as defined in the Charter, which includes such holder's spouse, certain of such holder's relatives, certain trusts established for their benefit, corporations and partnerships principally owned by such holders, their relatives and such trusts, charitable organizations and such holder's estate.

     Convertibility. Each share of Series A Stock is convertible at all times, at the option of the holder thereof and without cost to such holder, into 1.1 shares of Common Stock, to be adjusted to reflect the Distribution. See "The Distribution -- Certain Adjustments Relating to Series A Stock and Employee Stock

Options -- Series A Stock". The Class B Stock is convertible at all times, at the option of the holder thereof and without cost to such holder into Common Stock on a share-for-share basis. The Smith-Lurie/Marks Stockholders' Agreement restricts the convertibility of substantially all of the shares of Class B Stock outstanding. The Common Stock is not convertible into any other class of stock of Harcourt General. The Class C Stock will not be convertible at the option of the holder thereof; however, it will be automatically converted into Common Stock upon any dissolution, liquidation or winding up of the affairs of Harcourt General, whether voluntary or involuntary.

     Sunset Provision. The Sunset Provision provides that if at any time the number of outstanding shares of Class B Stock as reflected on the stock transfer books of Harcourt General falls below 12 1/2% of the aggregate number of issued and outstanding shares of Common Stock, Class B Stock and Series A Stock, the outstanding shares of Class B Stock will automatically convert into and become for all purposes, including voting and dividends, shares of Common Stock. See
" -- Certain Considerations -- Ability of Smith Family Group to Retain Special Voting Rights". If the Amendment is approved, any Class C Stock issued will not be included in any calculation used to determine whether the Sunset Provision has been triggered.

     Other. With respect to all rights other than voting and dividends, each share of the Class C Stock will have rights substantially identical to those possessed by each share of the Common Stock. No rights, warrants or options to purchase shares of Class C Stock will be issued to holders of Common Stock, Class B Stock or Class C Stock entitling them to purchase Class C Stock for less than the market price of the Common Stock unless, in the judgment of the Board of Directors, an adjustment in the conversion rate of the shares of Series A Stock then outstanding has been made to protect such shares against dilution on account of such issuance.

AMENDMENT TO HARCOURT GENERAL'S BY-LAWS

     Harcourt General's By-Laws have been amended, subject to stockholder approval of the Amendment, to conform the By-Laws to the Charter, as proposed to be amended by the Amendment. Specifically, the By-Laws have been amended to provide that each holder of Class C Stock will be entitled to one-tenth ( 1/10) of one vote per share and to clarify that references to a majority or other proportion of shares of stock, subject to limited exceptions, refer to a majority or other proportion of the votes of such shares of stock. The proposed amendments to the By-Laws of Harcourt General are set forth in their entirety as Annex B hereto. Under the terms of the Charter, the directors of Harcourt General have the power to amend the By-Laws without stockholder approval and, therefore, no stockholder vote is required on the proposed amendments to the By-Laws.

                                THE DISTRIBUTION

MANNER OF EFFECTING THE DISTRIBUTION

     If all conditions to the Distribution are satisfied (or waived by the Board of Directors), the Distribution will be made on a date (the "Distribution Date") to be established by a committee of the Board of Directors at the time the Distribution is declared to the holders of record of Common Stock and Class B Stock as of the record date for the Distribution (the "Distribution Record Date"). See "-- Conditions to the Distribution" and "-- Termination". The Distribution Record Date will be established by a committee of the Board of Directors at the time the Distribution is declared. On the Distribution Date, Harcourt General will deliver 21,440,960 shares of NMG Class B Common Stock to the Distribution Agent. As soon as practicable thereafter, certificates for such shares will be mailed by the Distribution Agent to the holders of record of Common Stock and Class B Stock as of the Distribution Record Date.

     No certificates representing fractional shares of NMG Class B Common Stock will be issued to the holders of Common Stock and Class B Stock as part of the Distribution. The Distribution Agent will aggregate all fractional shares and sell them in an orderly manner after the Distribution Date in the open market and, after completion of such sales, distribute a pro rata portion of the net proceeds from such sales to each stockholder of Harcourt General who would otherwise have received a fractional share. Harcourt General will reimburse the Distribution Agent for its reasonable costs, expenses and fees (including selling expenses) in connection with the sale of fractional shares of NMG Class B Common Stock and the distribution of the proceeds thereof.

     None of Harcourt General's stockholders will be required to pay any cash or other consideration for the shares of NMG Class B Common Stock received in the Distribution or to surrender or exchange their shares of Common Stock or Class B Stock in order to receive shares of NMG Class B Common Stock. All shares of NMG Class B Common Stock received in the Distribution will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. The Distribution will not affect the number of outstanding shares of Harcourt General's Common Stock and Class B Stock.

DETERMINATION OF THE DISTRIBUTION RATIO

     The Distribution will be made to the holders of Common Stock and Class B Stock on the basis of an estimated three-tenths ( 3/10) of a share of NMG Class B Common Stock for each share of Common Stock and each share of Class B Stock held. The exact fraction of a share of NMG Class B Common Stock to be received in the Distribution for each share of Common Stock and Class B Stock will equal 21,440,960 (the total number of shares of NMG Class B Common Stock to be distributed by Harcourt General) divided by the number of shares of Common Stock and Class B Stock outstanding on the Distribution Record Date, rounded to the nearest one-thousandth ( 1/1000). Because the number of shares of Common Stock and Class B Stock outstanding is subject to change between the date of this Proxy Statement and the Distribution Record Date, the three-tenths ( 3/10) distribution ratio is only an estimate. The exact ratio will be determined by Harcourt General shortly after the Distribution Record Date and may be higher or lower than the three-tenths ( 3/10) estimate.

CONDITIONS TO THE DISTRIBUTION

     The Distribution is subject to the satisfaction or waiver by Harcourt General, as determined in its sole discretion, of the following conditions: (i) the approval of the Amendment by the holders of Common Stock and Class B Stock as described under "The Charter Amendment -- Required Vote"; (ii) the adoption by NMG's stockholders of the Merger Agreement; (iii) the receipt by Harcourt General of the IRS Ruling; (iv) the approval of the listing of the NMG Class B Common Stock on the NYSE, subject to official notice of issuance; (v) the effectiveness of the Form 8-A filed with the Securities and Exchange Commission (the "SEC") to register the NMG Class B Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (vi) such other customary conditions as are set forth in the Distribution

Agreement. See "-- Agreements Relating to the Distribution -- The Distribution Agreement -- Conditions to the Distribution".

     The foregoing conditions are for the sole benefit of Harcourt General and are not intended to give rise to or create any duty on the part of Harcourt General to waive or not waive any such condition. Even if all conditions are satisfied, the Board of Directors has reserved the right to abandon or defer the Distribution. See "The Charter Amendment -- No Obligation to Consummate Amendment and Distribution".

     Prior to the filing of a certificate of merger relating to the Recapitalization, Harcourt General will have the right to terminate the Distribution Agreement and to amend, modify or abandon the Distribution at any time if it determines that the Distribution is not in the best interests of Harcourt General and/or its stockholders. After the filing of a certificate of merger relating to the Recapitalization, the Distribution Agreement may not be terminated except by an agreement in writing signed by both parties and a majority of the independent directors of NMG. See "-- Agreements Relating to the Distribution -- The Distribution Agreement -- Conditions to the Distribution" and "-- Termination".

THE RETAINED SHARES

     Harcourt General will retain, through a wholly owned subsidiary, 4,988,542 shares of NMG Class A Common Stock, or approximately 10% of the total outstanding shares of NMG common stock following the Distribution. These shares will be retained by Harcourt General to preserve its flexibility to raise capital for general corporate purposes, including financing acquisitions and/or reducing indebtedness incurred in prior acquisitions. Harcourt General has agreed to vote the Retained Shares on all matters in proportion to the votes cast affirmatively or negatively by all other holders of NMG Class A Common Stock. Harcourt General intends to, and has represented to the Internal Revenue Service that it will, dispose of the Retained Shares as market conditions permit and, in any event, within five years of the Distribution. Harcourt General has agreed, for a two-year period following the Distribution, to provide NMG with a right of first offer to purchase the Retained Shares under certain circumstances. See "-- Agreements Relating to the Distribution -- The Distribution Agreement -- Other Agreements".

FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION

     Harcourt General has applied to the Internal Revenue Service for a ruling to the effect, among other things, that the Distribution will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") and has conditioned the Distribution on receipt of the requested ruling. Assuming the Distribution qualifies as a tax-free spin-off under Section 355 of the Code, for federal income tax purposes:

     - No gain or loss will be recognized by (and no amount will be included in the income of) a holder of Common Stock or Class B Stock upon the receipt of NMG Class B Common Stock in the Distribution, except in connection with cash received in lieu of fractional shares. A holder of Common Stock or Class B Stock who receives cash in lieu of fractional shares as a result of the sale of such shares by the Distribution Agent will be treated as if such fractional shares had been received by such shareholder as part of the Distribution and then sold by such shareholder. Accordingly, such shareholder will recognize gain or loss equal to the difference between the cash received and the amount of tax basis allocable (as described below) to such fractional share. Such gain or loss would be capital gain or loss if such fractional share would have been held by such shareholder as a capital asset.

     - The aggregate basis of Common Stock or Class B Stock and NMG Class B Common Stock (including fractional shares) in the hands of a holder of Common Stock or Class B Stock immediately after the Distribution will be the same as the aggregate basis of Common Stock or Class B Stock held immediately before the Distribution, allocated in proportion to the fair market value of each.

     - The holding period applicable to the NMG Class B Common Stock received by a holder of Common Stock or Class B Stock will include such stockholder's holding period for the Common Stock or

       Class B Stock with respect to which the Distribution will be made, provided that such stockholder held the Common Stock or Class B Stock as a capital asset on the Distribution Date.

     - No gain or loss will be recognized by Harcourt General upon the Distribution.

     As of the date hereof, the Internal Revenue Service has not yet issued the ruling requested. Harcourt General believes and has been advised by its special tax counsel, Simpson Thacher & Bartlett, that the ruling requested by Harcourt General is consistent with the Code and the rules and regulations promulgated thereunder. However, there can be no assurance that the Internal Revenue Service will issue a favorable ruling. Such a ruling, while generally binding upon the Internal Revenue Service, is subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in a material respect, such ruling could later be challenged. Harcourt General is not aware of any facts or circumstances which would cause such representations and assumptions to be untrue. NMG has agreed to certain restrictions on its future actions to provide further assurances that the Distribution will continue to qualify as tax-free. See "-- Agreements Relating to the Distribution -- The Distribution Agreement -- Indemnification Against Certain Tax and Other Liabilities".

     If the Distribution were not to qualify under Section 355 of the Code, then, in general, a corporate tax would be payable by the consolidated group of which Harcourt General is the common parent based upon the difference between
(i) the fair market value of the NMG Class B Common Stock distributed by Harcourt General and (ii) Harcourt General's adjusted basis in such NMG Class B Common Stock. Under certain limited circumstances, NMG has agreed to indemnify Harcourt General for such tax liability. See "-- Agreements Relating to the Distribution -- The Distribution Agreement -- Indemnification Against Certain Tax and Other Liabilities". Furthermore, if the Distribution were not to qualify as a tax-free spin-off, each holder of Common Stock and Class B Stock receiving shares of NMG Class B Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of NMG Class B Common Stock received, which would result in
(i) a dividend to the extent of such stockholder's pro rata share of Harcourt General's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in Common Stock or Class B Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (iii) a gain from the exchange of Common Stock or Class B Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in Common Stock or Class B Stock.

     The summary of federal income tax consequences set forth above is for general reference only and does not purport to cover all federal income tax consequences that may apply to all categories of stockholders. All stockholders should consult their own tax advisors regarding the particular federal, foreign, state and local tax consequences of the Distribution to such stockholders.

LISTING AND TRADING OF NMG CLASS B COMMON STOCK

     It is expected that the NMG Class B Common Stock will be listed on the NYSE under the symbol "NMG B", subject to NYSE approvals. The prices at which the NMG Class B Common Stock trades after the Distribution will be determined by the marketplace and may be influenced by many factors, including, among others, sales of shares received in the Distribution by Harcourt General stockholders, the market impact of the substantial increase in the number of shares of common stock of NMG available to trade in the market following the Distribution, NMG's future results of operations and financial condition and general economic and market conditions.

     Shares of NMG Class B Common Stock distributed to holders of Common Stock and Class B Stock in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of NMG within the meaning of Rule 144 promulgated under the Securities Act of 1933 (the "Securities Act"). Persons who are affiliates of Harcourt General within the meaning of Rule 144 may not publicly offer or sell the NMG Class B Common Stock received in the Distribution except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption under the Securities Act.

LISTING AND TRADING OF HARCOURT GENERAL'S COMMON STOCK

     The Common Stock will continue to be listed and traded on the NYSE under the symbol "H." It is expected that the market price of the Common Stock after the Distribution will decline to reflect the market value of the estimated three-tenths (3/10) of a share of NMG Class B Common Stock to be received in the Distribution for each share of the Common Stock and Class B Stock. The prices at which the Common Stock trades after the Distribution will be determined by the marketplace and may be influenced by many factors, including, among others, Harcourt General's future results of operations and financial condition, Harcourt General's future dividend policy and general economic and market conditions.

CERTAIN ADJUSTMENTS RELATING TO SERIES A STOCK AND EMPLOYEE STOCK OPTIONS

     Series A Stock. As of August 2, 1999, there were outstanding 884,711 shares of Series A Stock. Each share of Series A Stock is currently convertible into 1.1 shares of Common Stock, subject to adjustment of the conversion rate upon the occurrence of certain events specified in the Charter.

     Holders of Series A Stock who have not converted their shares of Series A Stock into shares of Common Stock by the Distribution Record Date will not be entitled to receive any shares of NMG Class B Common Stock in connection with the Distribution. Instead, there will be an increase in the rate at which the shares of Series A Stock may be converted into shares of Common Stock (the "Conversion Rate"). In accordance with the provisions of the Charter, the current Conversion Rate will be adjusted immediately after the Distribution Record Date as follows:

Harcourt General Price             X Current Conversion Rate = Adjusted Conversion Rate
----------------------------------                             (to the nearest 1/100 of a share)
Harcourt General Price - NMG Price

Where: Current Conversion Rate     = 1.1, the Conversion Rate in effect on the Distribution Record
                                     Date;
        Harcourt General Price     = the current market price per share of Common Stock, defined as the average of the daily closing prices of Common Stock on the
                                     NYSE Composite Tape for the 30 consecutive business days
                                     commencing 45 business days before the Distribution Record Date;
                                     and
        NMG Price                  = the fair market value of three-tenths (3/10) of a share of NMG
                                     Class B Common Stock, as determined by Harcourt General's Board of Directors.

     In addition, dividends on the Series A Stock will be increased relative to dividends paid on the Common Stock as a result of the Distribution, in proportion to the increase in Conversion Rate. The Charter provides that, before dividends may be paid to the holders of Common Stock or Class B Stock, holders of Series A Stock will be entitled to receive cumulative quarterly dividends per share, when and as declared by the Board of Directors, determined according to the following formula:

Quarterly dividend     = .0075 + (Common Dividend x Conversion Rate)
per share on the
Series
A Stock
Where: Common Dividend = the dividend per share paid or to be paid during the fiscal quarter to holders of Common Stock; and
       Conversion Rate = the conversion rate in effect on the record date for the payment of the Common Dividend.

     The first Series A Stock dividend subject to adjustment will be the next quarterly dividend regularly payable following the Distribution. The adjusted Conversion Rate and the effect on the Series A Stock cash dividend will be announced on or promptly after the Distribution Record Date and will be set forth in a letter to be sent to all holders of Series A Stock then outstanding.

     Effect of the Distribution on Employee Stock Options and Restricted
Shares. The Distribution will not be made to holders of Harcourt General stock options. However, pursuant to the adjustment provisions of Harcourt General's 1988 Stock Incentive Plan and Harcourt General's 1997 Incentive Plan, outstanding stock options will be adjusted to reflect the Distribution. In addition, under Harcourt General's 1997 Incentive Plan, the number of shares remaining available for future award grants (in the form of stock options, restricted shares, stock appreciation rights or other awards permitted under the plan) will also be adjusted to reflect the Distribution. In general, it is expected that the number of shares subject to each employee stock option and the per share exercise price of such stock options will be adjusted in order to preserve the economic value of the stock options prior to the Distribution.

     Holders of restricted shares of Common Stock outstanding under Harcourt General's 1988 Stock Incentive Plan and Harcourt General's 1997 Incentive Plan (the "Restricted Shares") will receive shares of NMG Class B Common Stock in connection with the Distribution and such shares will be subject to the same terms and conditions (including restrictions on transfer) as the corresponding Restricted Shares. In addition, the vesting of certain Restricted Shares may accelerate based on performance criteria. Such criteria will be adjusted to reflect the Distribution.

     As of August 2, 1999, there were outstanding employee stock options to purchase 1,034,238 shares of Common Stock and 76,500 Restricted Shares. As of August 2, 1999, there were 3,355,600 shares available for future grant under Harcourt General's 1997 Incentive Plan.

EMPLOYEE STOCK OWNERSHIP PLAN

     The trustees or other fiduciaries of the trust under the employee stock ownership plan of Harcourt General will, on behalf of participating employees, dispose of NMG Class B Common Stock held in such plan as a result of the Distribution and invest the proceeds of such disposition in Common Stock. The timing of such dispositions will be determined by the trustee of the plan. Harcourt General cannot predict the timing of such dispositions, but expects that they will occur during the first several months following the Distribution.

REGULATORY APPROVALS

     Harcourt General does not believe that any material federal or state regulatory approvals will be necessary in connection with the Distribution.

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, the distribution of NMG Class B Common Stock to certain persons pursuant to the Distribution may require Harcourt General and any such persons to file a Premerger Notification and Report Form with the Department of Justice and the Federal Trade Commission and be subject to the expiration or early termination of a specified waiting period. The waiting period under the HSR Act will expire 30 calendar days after such filings are made, subject to extension if additional information is required by the government agencies.

     Holders of Common Stock or Class B Stock that do not own, directly or indirectly, shares of NMG Common Stock (or, following the Recapitalization, NMG Class A Common Stock) who acquire shares of NMG Class B Common Stock in the Distribution will not have any reporting obligations under the HSR Act in respect of such acquisition. Holders of Common Stock or Class B Stock that own shares of NMG Common Stock and as a result of the Distribution will own more than $15 million, collectively, of NMG Class A Common Stock and NMG Class B Common Stock may have to report the acquisition of shares of NMG Class B Common Stock under the HSR Act and observe the 30-day waiting period. Such stockholders are urged to consult their legal counsel to determine whether the requirements of the HSR Act will apply to their receipt of NMG Class B Common Stock in the Distribution.

ACCOUNTING TREATMENT

     If the holders of Common Stock and Class B Stock approve the Amendment at the Special Meeting and the Distribution is effected, Harcourt General will present the business of NMG as a discontinued operation in its historical financial information for periods prior to the Distribution.

INTERCOMPANY SERVICES AGREEMENT

     Under the terms of an intercompany services agreement (the "Intercompany Services Agreement"), which has been in place since 1987, Harcourt General provides certain accounting, financial, legal, tax, human resources and other corporate services to NMG, including the services of certain officers of Harcourt General who are also officers of NMG, in consideration of a fee based on Harcourt General's direct and indirect costs of providing the corporate services.

     The Intercompany Services Agreement can be terminated in whole or in part by either party upon 180 days' written notice. The termination of the agreement or any services provided thereunder, amendments to the agreement and the determinations as to the level of fees are subject to the approval of a committee of the NMG Board consisting solely of directors who are independent of Harcourt General. The fees paid by NMG to Harcourt General pursuant to the Intercompany Services Agreement were $5.4 million in 1998, $5.7 million in 1997 and $6.9 million in 1996. The Distribution Agreement provides that Harcourt General and NMG will enter into an Amended and Restated Intercompany Services Agreement pursuant to which Harcourt General will continue to provide corporate services to NMG on substantially the same terms described above. The Amended and Restated Intercompany Services Agreement is expected to provide for certain indemnification provisions from each of Harcourt General and NMG to the other and to allow Harcourt General to terminate the agreement without notice if a change of control of NMG were to occur or if a third party were to acquire the right to elect a majority of the NMG Board.

AGREEMENTS RELATING TO THE DISTRIBUTION

     In contemplation of the proposed Distribution, Harcourt General and NMG have entered into certain agreements. The agreements summarized in this section are included as exhibits to Harcourt General's Current Report on Form 8-K relating to the Recapitalization and Distribution that was filed with the SEC on May 27, 1999, a copy of which may be obtained from the SEC. See "Available Information".

  The Merger Agreement

     The Merger. Harcourt General, NMG and Merger Sub have entered into the Merger Agreement, pursuant to which the Recapitalization will be implemented. The Merger Agreement provides that prior to the effective time of the Recapitalization (the "Effective Time"), Harcourt General will contribute 21,440,960 shares of NMG Common Stock (the "Contributed Shares") to Merger Sub. As of the Effective Time, Merger Sub will be merged with and into NMG, its separate corporate existence will cease and NMG will be the surviving corporation (the "Merger"). All of the shares of Merger Sub common stock outstanding immediately prior to the Effective Time will be converted into 21,440,960 fully paid and nonassessable shares of NMG Class B Common Stock, each of the Contributed Shares will automatically be canceled and will cease to exist, and each other share of NMG Common Stock other than the Contributed Shares will be converted into NMG Class A Common Stock. As a result of and following the Recapitalization, Harcourt General will own 21,440,960 shares of NMG Class B Common Stock, which it will promptly distribute to the holders of Common Stock and Class B Stock, and will own, through a wholly owned subsidiary, 4,988,542 shares of NMG Class A Common Stock. Each other stockholder of NMG will own the same number of shares of NMG Class A Common Stock as such stockholder owned of NMG Common Stock prior to the Recapitalization.

     The NMG Board is separated into three classes (Class I, Class II and Class
III), only one of which is scheduled for reelection each year. The Merger Agreement provides that following the Merger, in addition to this class designation, one director will be designated a "Class A Director" and the remaining seven directors will be designated "Class B Directors." The Class A Director will be elected by the holders of the NMG Class A Common Stock and the Class B Directors will be elected by the holders of the NMG Class B Common Stock. All directors will otherwise remain in the class of directors (Class I, Class II or Class III) of which such director is currently a member. The officers of NMG prior to the Effective Time will retain the same positions following the Effective Time.

     In connection with the adoption of the Merger Agreement, NMG is proposing certain amendments to the NMG Charter (the "NMG Charter Amendments"). The NMG Board believes that the NMG Charter Amendments are necessary to provide NMG with maximum financing flexibility, to foster NMG's long-term growth as an independent company following the Distribution and to protect NMG stockholders from unsolicited takeover proposals at a price below NMG's intrinsic value. Harcourt General has agreed to vote the shares of NMG Common Stock that it holds in favor of each of the NMG Charter Amendments.

     Conditions to the Merger. The obligations of NMG, Harcourt General and Merger Sub to consummate the Recapitalization are subject to the satisfaction (or waiver by each of them, except that the first condition below may not be waived) of the following conditions:

     - The Merger Agreement shall have been adopted by the holders of (i) a majority of the shares of NMG Common Stock (other than shares held directly or indirectly by Harcourt General) present in person or by proxy at a special meeting of NMG stockholders and voting on such proposal and
       (ii) two-thirds of the shares of NMG Common Stock outstanding and entitled to vote thereon (including shares held directly or indirectly by Harcourt General);

     - No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger and no proceeding challenging the Merger Agreement or the transactions contemplated thereby or seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted by any governmental authority before any court, arbitrator or governmental body, agency or official and be pending;

     - All actions by or in respect of or filings with any governmental authority required to permit the consummation of the Merger shall have been obtained, except those that would not reasonably be expected to have a material adverse effect on any party's ability to consummate the transactions contemplated by the Merger Agreement; and

     - All the conditions to the Distribution set forth in the Distribution Agreement, other than the consummation of the Merger, shall have been satisfied.

     The obligations of Harcourt General and Merger Sub to consummate the Recapitalization are also subject to the satisfaction (or waiver by Harcourt General) of the following conditions:

     - Harcourt General shall have received the IRS Ruling;

     - The holders of Common Stock and Class B Stock shall have approved the Amendment as described under "The Charter Amendment -- Required Vote"; and

     - The NMG Class B Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of NMG):

     - By mutual written consent of Harcourt General and NMG;

     - By either Harcourt General or NMG, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining NMG or Merger Sub from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

     - By Harcourt General, Merger Sub or NMG, if there shall be any law or regulation that makes consummation of the Distribution illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Harcourt General from consummating the Distribution is entered;

     - By Harcourt General or NMG in the event the Distribution Agreement is terminated, including termination of the Distribution Agreement by Harcourt General in its sole discretion;

     - By NMG or Harcourt General if NMG's stockholders do not vote to adopt the Merger Agreement; or

     - By Harcourt General if the holders of Common Stock and Class B Stock do not approve the Amendment as described under "The Charter
       Amendment -- Required Vote".

     If the Merger Agreement is terminated, it shall become void and of no effect without any liability on the part of any party thereto.

  The Distribution Agreement

     The Distribution. The Board of Directors of Harcourt General will declare the Distribution on a date following the satisfaction or waiver of all conditions to the Distribution (the "Declaration Date"). Harcourt General will appoint the Distribution Agent to effect the Distribution and will cause the Distribution Agent to distribute on the Distribution Date, on a pro rata basis to the holders of record of Common Stock and Class B Stock on the Distribution Record Date, all the shares of NMG Class B Common Stock held by Harcourt General on the Distribution Date. In response to NMG's request that no fractional shares of NMG Class B Common Stock be issued in the Distribution, the Distribution Agent will aggregate all fractional shares that would otherwise be distributed and sell them in an orderly manner after the Distribution Date in the open market and, after completion of such sales, distribute a pro rata portion of the net proceeds from such sales to each stockholder of Harcourt General who would otherwise have received a fractional share.

     Conditions to the Distribution. The Board of Directors of Harcourt General will declare the Distribution following the satisfaction or waiver by Harcourt General, as determined by Harcourt General in its sole discretion, of the conditions set forth below (conditions which have already been satisfied are not included):

     - The IRS Ruling shall have been obtained in form and substance satisfactory to Harcourt General in its sole discretion, and shall continue in effect; and Harcourt General and NMG shall have complied with all conditions set forth in such ruling that are required to be complied with prior to the Distribution;

     - Any material governmental approvals and consents necessary to consummate the Distribution and the other transactions contemplated by the Distribution Agreement and by the Merger Agreement shall have been obtained and shall be in full force and effect;

     - No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution and the other transactions contemplated by the Distribution Agreement and by the Merger Agreement shall be in effect and no other event outside the control of Harcourt General shall have occurred or failed to occur that prevents the consummation of the Distribution;

     - The transactions contemplated by the Distribution Agreement shall be in compliance with applicable federal and state securities and other applicable laws;

     - Each of Harcourt General and NMG shall have received such consents, and shall have received executed copies of such agreements or amendments of agreements, as Harcourt General shall deem appropriate in connection with the completion of the Distribution or the transactions contemplated by the Distribution Agreement and the Merger Agreement;

     - The Recapitalization shall have been consummated;

     - A registration statement on Form 8-A in respect of the shares of NMG Class B Common Stock shall have been filed with the SEC and there shall be no impediment to the certification by the NYSE to the SEC of the listing of the NMG Class B Common Stock;

     - The NMG Class B Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance;

     - The holders of Common Stock and Class B Stock shall have approved the Amendment as described under "The Charter Amendment -- Required Vote";

     - The Board of Directors of Harcourt General shall have received a customary opinion as to the legality of the dividend constituting the Distribution under Delaware law;

     - The Board of Directors of Harcourt General shall have received a customary opinion as to the Distribution not constituting a sale, lease, exchange or other disposition of all or substantially all of its assets;

     - Each of the representations and warranties of NMG set forth in the Distribution Agreement shall have been true and correct when made and shall be true and correct as of the Declaration Date; and NMG shall have performed or complied with all agreements and covenants required to be performed by it under the Distribution Agreement and the Merger Agreement at or prior to the Declaration Date; and Harcourt General shall have received a certificate of the chief financial officer of NMG as to the foregoing;

     - All actions and other documents and instruments deemed necessary or advisable in connection with the transactions contemplated by the Distribution Agreement shall have been taken or executed, as the case may be, in form and substance satisfactory to Harcourt General; and

     - No event or development shall have occurred which the Board of Directors of Harcourt General determines, in its sole discretion, makes the Distribution not in the best interests of Harcourt General and/or its stockholders.

     The foregoing conditions are for the sole benefit of Harcourt General and are not intended to give rise to or create any duty on the part of Harcourt General to waive or not waive any such condition. Even if all the conditions are satisfied, the Board of Directors has reserved the right to abandon or defer the Distribution. See "The Charter Amendment -- No Obligation to Consummate Amendment and Distribution".

     Each of NMG and Harcourt General has agreed that the Declaration Date will occur as soon as reasonably practicable following the satisfaction or waiver of the conditions to the Distribution set forth above. The parties have agreed to cause their respective Boards of Directors to meet telephonically or at the same location on the Declaration Date and each will take such corporate action at such meeting as is required to effect the transactions contemplated by the Distribution Agreement and the Merger Agreement. Immediately following such meetings, NMG is required to take all actions required to consummate the Recapitalization in accordance with the terms of the Merger Agreement, including the filing of the certificate of merger relating to the Recapitalization with the Secretary of State of the State of Delaware.

     In connection with the Distribution, Harcourt General and NMG have agreed to take all reasonable steps necessary and appropriate to cause the conditions to the declaration of the Distribution to be satisfied on the Declaration Date, including actions with respect to securities or blue sky laws, the listing on the NYSE of the NMG Class B Common Stock, the preparation and filing of the Form 8-A described above and the transactions contemplated by the request for the IRS Ruling.

     Other Agreements. The Distribution Agreement contains other agreements of Harcourt General and NMG as outlined below:

     - Agreement to Vote. The Distribution Agreement provides that Harcourt General has agreed to vote, or cause to be voted, all shares of NMG Common Stock owned directly or indirectly by it in favor of the adoption of the Merger Agreement and each of the NMG Charter Amendments.

     - Intercompany Services Agreement. The Distribution Agreement provides that Harcourt General and NMG will enter into an Amended and Restated Intercompany Services Agreement, pursuant to which Harcourt General will continue to provide corporate services to NMG. See "The Distribution -- Intercompany Services Agreement".

     - No Solicitation. The Distribution Agreement provides that neither Harcourt General nor certain of its executive officers or any director of Harcourt General who is also an executive officer or director of NMG (a "Shared Representative") may solicit any offers or proposals regarding
       (i) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NMG, (ii) any purchase or sale of all or substantially all of the assets of NMG or (iii) any issuance or other sale or transfer of any equity interest in NMG held by Harcourt General (collectively, a "Transaction Proposal"). The obligations set forth in clauses (i) and (ii) above will terminate two years following the Distribution Date and the obligations set forth in clause (iii) will terminate on the Distribution Date. Upon receipt of an unsolicited Transaction Proposal, Harcourt General or any Shared Representative, as the case may be, must, in Harcourt General's sole discretion, either (x) promptly reject such Transaction Proposal, subject to the fiduciary obligations of any Shared Representative to NMG or its stockholders or to such Shared Representative's obligations as an executive officer of NMG, or (y) refer such Transaction Proposal to a director of NMG that is not affiliated with Harcourt General and to counsel for the independent committee of the NMG Board. In the event that the independent directors of NMG determine that such Transaction Proposal should be discussed further with the party making such Transaction Proposal, the independent directors will notify Harcourt General in writing, signed by a majority of the independent directors of NMG. Harcourt General and the Shared Representatives will be permitted to take such steps as they deem appropriate, in their good faith judgment, in connection with such Transaction Proposal without being deemed to violate the no-solicitation covenant. The sole remedy for breach by Harcourt General or any of the Shared Representatives of the foregoing agreements shall be the elimination of the indemnity obligation of NMG described under "-- Indemnification Against Certain Tax and Other Liabilities", unless such breach is waived by the independent directors of NMG.

     - Right of First Offer with Respect to Retained Shares. The Distribution Agreement provides that, until the second anniversary of the Distribution Date, Harcourt General shall not, and shall not permit any subsidiary to, sell, exchange or transfer ("Transfer") any Retained Shares, other than to a direct or indirect wholly owned subsidiary of Harcourt General, NMG or pursuant to a bona fide merger, tender offer, exchange offer, consolidation or other similar transaction in which the opportunity to Transfer shares is made available on the same basis to all holders of NMG Class A Common Stock, a number of shares of NMG Class A Common Stock in any 60-day period representing 5% or more of the outstanding shares of NMG Class A Common Stock and NMG Class B Common Stock, taken together, unless Harcourt General shall have given to NMG at least ten days' prior written notice (the "Right of First Offer") that it or its subsidiary is considering effecting such a Transfer (a "Transferor's Notice"). Such notice shall state (i) the number of shares of NMG Class A Common Stock that Harcourt General or its subsidiary may Transfer (the "Offered Securities") and (ii) the price, if applicable, at which Harcourt General or its subsidiary would be willing to Transfer the Offered Securities, other than in a "block trade" or other public offering (a "Public Sale"), including to a third party (the "Private Price"), and/or if Harcourt General or its subsidiary anticipates the possibility of a Transfer of such shares in a Public Sale, a statement to such effect. Upon receipt of the Transferor's Notice, NMG, acting through its Board of Directors, shall have ten days (the "Offer Period") to elect to purchase the Offered Securities at a price in cash equal to (x) the Private Price or (y) if no Private Price has been stated by Harcourt General, the closing price on the New York Stock Exchange Composite Transactions Tape (the "NYSE Tape") on the trading day immediately preceding the date of the Transferor's Notice. The foregoing Right of First Offer shall not apply to any Transfer for shares of stock or other property, so long as the transferee in any such Transfer shall agree in writing to be bound by the provisions of the Distribution Agreement. If NMG does not exercise its Right of First Offer, then Harcourt General or its subsidiary shall have the right, for a period ending upon the later of (i) 120 days from the expiration of the Offer Period, (ii) 45 days after such time as a registration statement filed with respect to such Offered Securities shall be declared effective by the SEC or (iii) 15 days after the expiration of such time as the parties to any transaction reasonably require to comply with applicable United States federal and state laws and regulations, to Transfer all or any portion of the Offered Securities at a price no less than (i) if the Transferor's Notice sets forth a Private Price, the Private Price or (ii) if the Transferor's Notice does not set forth a Private Price, (A) in a Public Sale, 90% of the low sales price on the NYSE Tape on the trading day on which such Transfer is made (as opposed to the settlement date of such Transfer) or (B) in a Transfer other than a Public Sale, the low sales price on the NYSE Tape on the trading day on which an agreement to

      Transfer is made. If Harcourt General or its subsidiary does not Transfer all or any portion of the Offered Securities within the time period provided for above, the Right of First Offer will again become applicable with respect to any Transfer of shares of NMG Class A Common Stock by Harcourt General or its subsidiary.

     - Registration Rights Agreement. The Distribution Agreement provides that on the Distribution Date, Harcourt General and NMG will enter into a registration rights agreement providing for two demand registration rights and two shelf registration rights with respect to the Retained Shares, and otherwise containing customary provisions reasonably acceptable to both Harcourt General and NMG.

     - Smith Family Group. The Distribution Agreement provides that Harcourt General shall use its commercially reasonable best efforts to procure the agreement of each member of the Smith Family Group (each, a "Smith Stockholder") that, for a period of 180 days from the Distribution Date, such Smith Stockholder shall not Transfer any shares of NMG Class B Common Stock held by such Smith Stockholder other than to any other Smith Stockholder or any other Person to whom such Smith Stockholder would be permitted to transfer shares of Class B Stock in accordance with the Charter (including for bona fide estate planning or charitable purposes); provided, however, that such Smith Stockholder shall be permitted to Transfer shares of NMG Class B Common Stock pursuant to a bona fide tender offer, exchange offer, merger, consolidation or similar transaction in which the opportunity to Transfer shares is made available on the same basis to all holders of NMG Class B Common Stock.

     - Disclosure of Indemnification Obligations. The Distribution Agreement provides that NMG will disclose in its audited consolidated financial statements included in its Annual Report on Form 10-K, the existence, scope and material terms of its indemnification obligations in the Distribution Agreement, for a period commencing on the Distribution Date and ending on the earlier to occur of (i) the date that is five years from the Distribution Date and (ii) such time as the independent directors of NMG determine such disclosure is no longer necessary.

     Indemnification Against Certain Tax and Other Liabilities. Under Section 355(e) of the Code, which was enacted in 1997, the Distribution will be taxable to Harcourt General if the Distribution is part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest (based on either vote or value) in Harcourt General or NMG. Acquisitions that occur during the two-year period before the Distribution or the two-year period after the Distribution are subject to a rebuttable presumption that they are "part of a plan." If Harcourt General becomes subject to tax under Section 355(e), its tax liability will be based upon the difference between the fair market value of the NMG Class B Common Stock at the time of the Distribution and its adjusted basis in such stock at that time, and will be substantial. Accordingly, under the Distribution Agreement, NMG has agreed that until two years after the Distribution Date, it will not (i) merge or consolidate with or into any other corporation, (ii) liquidate or partially liquidate, (iii) sell or transfer all or substantially all of its assets in a single transaction or series of related transactions,
(iv) redeem or otherwise repurchase any NMG stock (other than pursuant to the Right of First Offer or except as permitted under the Internal Revenue Service procedures applicable to spin-offs) or (v) take any other action or actions which in the aggregate (and taking into account the Recapitalization) would have the effect of causing or permitting one or more persons to acquire directly or indirectly stock representing a 50% or greater interest (within the meaning of Section 355(e) of the Code) in NMG, unless prior to taking any such action set forth in the foregoing clauses (i) through (v), NMG has obtained (and provided to Harcourt General) a written opinion in form and substance reasonably acceptable to Harcourt General of a law firm reasonably acceptable to Harcourt General, or Harcourt General has obtained (at the reasonable request and at the expense of NMG) a supplemental ruling from the Internal Revenue Service, that such action or actions will not result in (i) the Distribution failing to qualify under Section 355(a) of the Code or (ii) the NMG shares failing to qualify as qualified property for purposes of Section 355(c)(2) of the Code by reason of Section 355(e) of the Code. Harcourt General has agreed to cooperate with NMG in obtaining such opinion or, as the case may be, to use its commercially reasonable best efforts in obtaining any supplemental ruling reasonably requested by NMG, including, where appropriate, by providing written representations as to factual events that transpired prior to the Distribution Date. See "-- Federal Income Tax Aspects of the Distribution."

     In addition, to preserve the tax-free status of the Distribution, NMG has agreed (i) to comply with and otherwise not take action inconsistent with each representation and statement made to the Internal Revenue Service in the request for the IRS Ruling and (ii) that for a period of two years after the date of the Distribution, NMG will maintain its status as a company engaged in the active conduct of a trade or business. If NMG fails to comply with its obligations above or takes or fails to take any other action (including those referred to above, without regard to when such action occurs) and such failure, act or omission contributes to a determination that the Distribution is not tax-free to Harcourt General or its stockholders, NMG will generally be required to indemnify Harcourt General and each member of the consolidated group of which Harcourt General is a member for any taxes arising therefrom. Harcourt General has requested and expects to receive a ruling from the Internal Revenue Service to the effect that, for U.S. federal income tax purposes, (i) the Recapitalization will be a tax-free transaction under Section 354 of the Code and (ii) the Distribution will be tax-free to Harcourt General and its stockholders under Section 355 of the Code.

     The Distribution Agreement also provides for assumptions of liabilities and cross indemnities designed to allocate generally financial responsibility for former, current and future liabilities arising out of or in connection with the businesses of each respective party.

     Other Matters.

     - Under the Distribution Agreement, Harcourt General and NMG have agreed to provide to the other party, subject to certain conditions, access to certain corporate records and information.

     - The Distribution Agreement also provides that, except as specifically set forth in the Distribution Agreement or the Merger Agreement, all costs and expenses incurred in connection with the Distribution Agreement and the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

     Termination. Prior to the filing of the certificate of merger relating to the Recapitalization, the Distribution Agreement may be terminated:

     - By and in the sole discretion of Harcourt General without the approval of NMG or its stockholders; however, if, at the time of such termination, NMG is not in breach of any of its obligations under the Distribution Agreement or the Merger Agreement, Harcourt General will be obligated to pay the reasonable out-of-pocket expenses of NMG incurred in connection with the Distribution Agreement, the Merger Agreement and the transactions contemplated thereby.

     - By NMG only upon material breach by Harcourt General of a representation, warranty or covenant contained in the Distribution Agreement, which breach would have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of NMG after giving effect to the Distribution.

     In the event of termination of the Distribution Agreement by either party, except as set forth above, no party will have any liability of any kind to any other party or any other person. After the filing of the certificate of merger relating to the Recapitalization, the Distribution Agreement may not be terminated except by an agreement in writing signed by both parties and a majority of the independent directors of NMG.

COMMON DIRECTORS AND OFFICERS OF HARCOURT GENERAL AND NMG

     Three of the 12 current directors of Harcourt General (all of whom are members of the Smith Family Group) are also serving, and may continue to serve for an indeterminate period of time after the Distribution, as directors of NMG. In anticipation of the Recapitalization and Distribution, Brian J. Knez was elected by the NMG Board of Directors to share responsibilities with Robert A. Smith as Co-Chief Executive Officer of NMG. Robert A. Smith has served as Chief Executive Officer of NMG since December 2, 1998 while Mr. Knez is currently serving as, and will continue to serve as, Co-Chief Executive Officer of Harcourt, Inc., the publishing subsidiary of Harcourt General, along with Robert
A. Smith. Both Robert A. Smith and Mr. Knez, each of whom is presently a President and Co-Chief Operating Officer of Harcourt General, will become Co-Chief Executive Officers of Harcourt General as of November 1, 1999. Richard
A. Smith will
continue to serve as Chairman of both Harcourt General and NMG after that date. In addition, John R. Cook, Senior Vice President and Chief Financial Officer of Harcourt General, will continue to serve as Senior Vice President and Chief Financial Officer of NMG and is serving and may continue to serve for an indeterminate period of time after the Distribution as a director of NMG.

     The rest of the corporate officers of NMG (some of whom are also officers of Harcourt General) will retain their positions following the Distribution. In addition, Harcourt General will continue to provide certain corporate services to NMG pursuant to the Intercompany Services Agreement. See "-- Intercompany Services Agreement".

SMITH FAMILY GROUP OWNERSHIP OF NMG

     Following the Distribution, the Smith Family Group will own approximately 28% of the outstanding NMG Class B Common Stock, and approximately 12% of the outstanding equity of NMG. The Smith Family Group has informed Harcourt General and NMG that certain members of the Smith Family Group intend to enter into a stockholders' agreement with respect to their shares of NMG Class B Common Stock received in the Distribution. Harcourt General has agreed with NMG to use commercially reasonable best efforts to procure the agreement by the Smith Family Group to not transfer such shares for a period of 180 days following the date of the Distribution.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma financial information presented herein gives effect to the Distribution. The Unaudited Pro Forma Condensed Consolidated Statements of Operations reflect adjustments as if the Distribution had occurred on November 1, 1997. The Unaudited Pro Forma Condensed Consolidated Balance Sheet reflects adjustments as if the Distribution had occurred on April 30, 1999.

     The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. The Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to present what the actual financial position or results of operations of Harcourt General would have been had the Distribution occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future.

     The unaudited pro forma financial information is based on certain assumptions and adjustments described in the footnotes to the Unaudited Pro Forma Condensed Consolidated Financial Statements and should be read in conjunction therewith and with the consolidated financial statements and related notes of Harcourt General for the fiscal year ended October 31, 1998 and the condensed consolidated financial statements of Harcourt General for the six months ended April 30, 1999, in each case as filed with the SEC. See "Available Information".

                             HARCOURT GENERAL, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 APRIL 30, 1999

                                                              PRO FORMA
                                              HARCOURT       ADJUSTMENTS
                                               GENERAL         FOR THE       OTHER PRO FORMA
                                             AS REPORTED   DISTRIBUTION(1)   ADJUSTMENTS(2)    PRO FORMA
                                             -----------   ---------------   ---------------   ----------
                                                                    (IN THOUSANDS)
Cash and equivalents.......................  $  107,737      $   (80,600)                      $   27,137
Undivided interests in NMG Credit..........
  Card Master Trust........................     203,282         (203,282)                              --
Accounts receivable, net...................     295,453          (58,914)                         236,539
Inventories................................     732,219         (495,810)                         236,409
Deferred income taxes......................     114,794          (24,058)                          90,736
Other current assets.......................      93,405          (60,229)                          33,176
                                             ----------      -----------         -------       ----------
          Total current assets.............   1,546,890         (922,893)                         623,997

Investment in NMG..........................          --           92,887          27,150          120,037

Property and equipment, net................     670,843         (520,578)                         150,265
Prepublication costs, net..................     302,252               --                          302,252
Goodwill and other intangibles, net........   1,742,313         (168,199)                       1,574,114
Other......................................     107,986          (26,018)                          81,968
                                             ----------      -----------         -------       ----------
          Total other assets...............   2,152,551         (194,217)                       1,958,334
                                             ----------      -----------         -------       ----------
          Total assets.....................  $4,370,284      $(1,544,801)        $27,150       $2,852,633
                                             ==========      ===========         =======       ==========
Notes payable and current maturities of
  long-term liabilities....................  $  138,956      $    (5,932)                      $  133,024
Accounts payable...........................     347,596         (185,376)                         162,220
Other current liabilities..................     744,019         (209,440)                         534,579
                                             ----------      -----------         -------       ----------
          Total current liabilities........   1,230,571         (400,748)                         829,823
Notes and debentures.......................   1,598,926         (344,628)                       1,254,298
Other long-term liabilities................     257,238          (79,569)                         177,669
Deferred income taxes......................     118,162          (37,139)         10,317           91,340
                                             ----------      -----------         -------       ----------
          Total long-term liabilities......   1,974,326         (461,336)         10,317        1,523,307

Minority interest..........................     303,474         (283,472)                          20,002

Preferred stock............................         902               --                              902
Class B Stock..............................      20,021               --                           20,021
Common stock...............................      51,083               --                           51,083
Paid in capital............................     747,352         (399,245)                         348,107
Accumulated other comprehensive (loss)
  gain.....................................      (9,830)              --          16,833            7,003
Retained earnings..........................      52,385               --                           52,385
                                             ----------      -----------         -------       ----------
          Total shareholders' equity.......     861,913         (399,245)         16,833          479,501
                                             ----------      -----------         -------       ----------
          Total liabilities and
            shareholders' equity...........  $4,370,284      $(1,544,801)        $27,150       $2,852,633
                                             ==========      ===========         =======       ==========

---------------
(1) Adjusted to give effect to the Distribution and the Retained Shares held by Harcourt General.

(2) Adjusted to give effect to unrealized holding gains on the Retained Shares and the related deferred taxes thereon. The Retained Shares will be considered available-for-sale securities.

                             HARCOURT GENERAL, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED APRIL 30, 1999

                                                        HARCOURT
                                                         GENERAL        PRO FORMA
                                                       AS REPORTED    ADJUSTMENTS(1)    PRO FORMA
                                                       -----------    --------------    ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.............................................  $2,142,305      $(1,376,267)     $ 766,038
Costs applicable to revenues.........................   1,219,794         (933,408)       286,386
Selling, general and administrative..................     876,203         (332,532)       543,671
Corporate expenses(2)................................      18,783           (8,026)        10,757
                                                       ----------      -----------      ---------
          Total operating earnings (loss)............      27,525         (102,301)       (74,776)
Investment income....................................       4,504               --          4,504
Interest expense.....................................     (65,184)          13,135        (52,049)
                                                       ----------      -----------      ---------
Loss from continuing operations before income taxes
  and minority interest..............................     (33,155)         (89,166)      (122,321)
Income tax benefit...................................      12,599           35,309         47,908
                                                       ----------      -----------      ---------
Loss before minority interest........................     (20,556)         (53,857)       (74,413)
Minority interest....................................     (22,519)          25,263          2,744
                                                       ----------      -----------      ---------
Loss from continuing operations......................  $  (43,075)     $   (28,594)     $ (71,669)
                                                       ==========      ===========      =========
Weighted average number of common and common
  equivalent shares outstanding:
Basic................................................      71,080                          71,080
                                                       ==========                       =========
Diluted..............................................      71,080                          71,080
                                                       ==========                       =========
Loss per common share:
Basic................................................      $(0.61)                         $(1.01)
                                                           ======                          ======
Diluted..............................................      $(0.61)                         $(1.01)
                                                           ======                          ======

---------------

(1) Adjusted to give effect to the Distribution and the Retained Shares held by Harcourt General.
(2) Harcourt General and NMG are parties to the Intercompany Services Agreement pursuant to which Harcourt General provides certain accounting, financial, legal, tax and other corporate services to NMG. The Distribution Agreement provides that Harcourt General and NMG will enter into an Amended and Restated Intercompany Services Agreement on substantially the same terms.

                             HARCOURT GENERAL, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED OCTOBER 31, 1998

                                                        HARCOURT
                                                         GENERAL        PRO FORMA
                                                       AS REPORTED    ADJUSTMENTS(1)    PRO FORMA
                                                       -----------    --------------    ----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.............................................  $4,235,254      $(2,373,347)     $1,861,907
Costs applicable to revenues.........................   2,233,627       (1,605,132)        628,495
Selling, general and administrative..................   1,555,906         (555,153)      1,000,753
Corporate expenses(2)................................      34,837          (16,726)         18,111
                                                       ----------      -----------      ----------
          Total operating earnings...................     410,884         (196,336)        214,548
Investment income....................................       4,880               --           4,880
Interest expense.....................................    (108,298)          21,862         (86,436)
                                                       ----------      -----------      ----------
Earnings from continuing operations before income
  taxes and minority interest........................     307,466         (174,474)        132,992
Income tax expense...................................    (116,837)          70,887         (45,950)
                                                       ----------      -----------      ----------
Earnings before minority interest....................     190,629         (103,587)         87,042
Minority interest....................................      49,013          (49,572)           (559)
                                                       ----------      -----------      ----------
Earnings from continuing operations..................  $  141,616      $   (54,015)     $   87,601
                                                       ==========      ===========      ==========
Weighted average number of common and common
  equivalent shares outstanding:
Basic................................................      70,837                           70,837
                                                       ==========                       ==========
Diluted..............................................      72,141                           72,141
                                                       ==========                       ==========
Earnings per common share:
Basic................................................       $1.99                            $1.23
                                                            =====                            =====
Diluted..............................................       $1.96                            $1.21
                                                            =====                            =====

---------------
(1) Adjusted to give effect to the Distribution and the Retained Shares held by the Company.

(2) Harcourt General and NMG are parties to the Intercompany Services Agreement pursuant to which Harcourt General provides certain accounting, financial, legal, tax and other corporate services to NMG. The Distribution Agreement provides that Harcourt General and NMG will enter into an Amended and Restated Intercompany Services Agreement on substantially the same terms.

                 MARKET INFORMATION CONCERNING HARCOURT GENERAL
                       COMMON STOCK AND NMG COMMON STOCK

     The Common Stock is traded on the NYSE under the symbol "H". As of the Special Meeting Record Date, there were 7,292 record holders of Common Stock. NMG Common Stock is traded on the NYSE under the symbol "NMG". As of the Special Meeting Record Date, there were 11,456 record holders of NMG Common Stock.

     The following tables set forth, for the fiscal periods indicated, the high and low sales price per share of Common Stock and NMG Common Stock as reported on the NYSE, and in the case of the table relating to Harcourt General, the cash dividends paid per share of Common Stock for such periods.

                         HARCOURT GENERAL COMMON STOCK

                                                                                    CASH DIVIDENDS
QUARTER ENDED                                                   HIGH        LOW          PAID
-------------                                                 --------    -------   --------------
1997 FISCAL YEAR
  January 31, 1997..........................................  $56 1/4    $44 3/4        $0.18
  April 30, 1997............................................   49 1/2     42 5/8         0.18
  July 31, 1997.............................................   51         45 1/8         0.18
  October 31, 1997..........................................   53         46             0.19
1998 FISCAL YEAR
  January 31, 1998..........................................   55 11/16   50 1/8         0.19
  April 30, 1998............................................   57         50 1/4         0.19
  July 31, 1998.............................................   61 15/16   51 1/2         0.19
  October 31, 1998..........................................   56 3/4     41 7/8         0.20
1999 FISCAL YEAR
  January 31, 1999..........................................   55 1/2     47 7/16        0.20
  April 30, 1999............................................   50 7/16    43 1/2         0.20
  July 31, 1999.............................................   54 7/16    45             0.20
  October 31, 1999 (through August 9, 1999).................   47 1/4     43 1/16          --

                                NMG COMMON STOCK

QUARTER ENDED                                                   HIGH        LOW
-------------                                                 --------    -------
1998 FISCAL YEAR
  November 1, 1997..........................................   35 3/4     27 1/2
  January 31, 1998..........................................   35 7/8     28 9/16
  May 2, 1998...............................................   41 1/16    33 3/4
  August 1, 1998............................................   43 7/16    33
1999 FISCAL YEAR
  October 31, 1998..........................................   34         15
  January 30, 1999..........................................   27 5/16    21 5/8
  May 1, 1999...............................................   27 13/16   21 5/8
  July 31, 1999.............................................   32         23 3/4
2000 FISCAL YEAR
  October 30, 1999 (through August 9, 1999).................   25 1/16    21 3/8

     On May 14, 1999, the last trading day before the announcement of the proposed Distribution, the high and low sales prices of a share of Harcourt General's Common Stock were $50 1/16 and $49 1/16, respectively. On May 14, 1999, the high and low sales prices of NMG Common Stock were $31 and $30 5/16, respectively. On August 9, 1999, the closing price of Harcourt General's Common Stock was $44 5/8 per share, and the closing price of NMG Common Stock was $22 1/4 per share.

     Following the Distribution, Harcourt General's Board of Directors expects to continue its policy of paying dividends. However, the actual amount of any future dividends will remain subject to the discretion of the Board of Directors. NMG has not paid quarterly cash dividends to its common stockholders since 1995, and Harcourt General is not aware of any intention of NMG to begin paying dividends in the future.

     For additional information regarding the listing and trading of Harcourt General's Common Stock and NMG Class B Common Stock following the Distribution, see "The Distribution -- Listing and Trading of Harcourt General's Common Stock" and "-- Listing and Trading of NMG Class B Common Stock".

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                         MANAGEMENT OF HARCOURT GENERAL

     The following table sets forth information as of August 2, 1999 (except as indicated in Notes 5 through 8 below) with respect to the beneficial ownership of Harcourt General's equity securities by (i) each person known to Harcourt General to own beneficially more than 5% of the outstanding shares of Harcourt General's Common Stock or Class B Stock, (ii) each executive officer named in the Summary Compensation Table included in Harcourt General's proxy statement for its Annual Meeting of Stockholders held on March 12, 1999, (iii) each director of Harcourt General and (iv) all current executive officers and directors as a group.

                                                              SHARES AND PERCENT OF CLASS
                                                             OF STOCK OWNED BENEFICIALLY(1)
                                                         --------------------------------------
NAME                                                      COMMON       %      CLASS B       %
----                                                     ---------    ---    ----------    ----
Smith Family Group(2)(3)
  c/o Richard A. Smith
  Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467..............................    116,290      *    19,990,398    99.9

Richard A. Smith(2)(3)
  c/o Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467..............................        685      *    13,798,083    68.9

Nancy L. Marks(2)(3)
  c/o Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467..............................         --     --    10,096,040    50.4

Mark D. Balk, Esq.(2)(4)
  Goulston & Storrs, P.C.
  400 Atlantic Avenue
  Boston, MA 02110.....................................         --     --     3,197,157    16.0

FMR Corp.(5)
  82 Devonshire Street
  Boston, MA 02109.....................................  4,369,800    8.5            --      --

Neuberger Berman, LLC(6)
  605 Third Avenue
  New York, NY 10158...................................  3,930,719    7.7            --      --

Boston Partners Asset Management L.P.(7)
  One Financial Center
  Boston, MA 02111.....................................  4,164,000    8.1            --      --

PRIMECAP Management Company(8)
  225 South Lake Avenue
  Pasadena, CA 91101...................................  3,701,400    7.2            --      --

Brian J. Knez(3)(9)....................................     47,247      *       745,373     3.7
Robert A. Smith(3)(10).................................     55,266      *       981,440     4.9
John R. Cook(11).......................................     47,695      *            --      --
Eric P. Geller(1)(12)..................................     64,648      *            --      --
William F. Connell(13)(14).............................      4,913      *            --      --
Gary L. Countryman(14).................................      3,377      *            --      --
Jack M. Greenberg(14)..................................      7,085      *            --      --
Jeffrey R. Lurie(3)(14)(15)............................     11,746      *        66,570       *
Lynn Morley Martin(14).................................      2,208      *            --      --
Maurice Segall(14).....................................      5,142      *            --      --
Paula Stern(14)........................................      7,152      *            --      --
Hugo Uyterhoeven(1)(14)................................     16,055      *            --      --
Clifton R. Wharton, Jr.(14)............................      2,952      *            --      --
All current executive officers and directors as a group
  (23 persons)(1)(16)..................................    390,820      *    15,591,466    77.9

---------------

  *  Less than 1%.

 (1) Each share of Class B Stock is convertible at any time into one share of Common Stock. Each share of Series A Stock, which is not a voting security of Harcourt General, is convertible at any time into 1.1 shares of Common Stock. The only persons in the table who own Series A Stock are Eric P. Geller (6,000 shares) and Hugo Uyterhoeven (1,200 shares). All current executive officers and directors as a group own 9,216 shares of Series A Stock as of August 2, 1999, which represents approximately 1% of the total shares of Series A Stock outstanding. Harcourt General knows of no person owning Series A Stock who, after conversion of such stock, would own more than 5% of Harcourt General's outstanding Common Stock. The number of shares of Common Stock reported in the table for each individual and for all current executive officers and directors as a group includes shares allocated to each individual's account under Harcourt General's Employee Stock Ownership Plan ("ESOP"), as to which each individual shares voting power with the trustee of the ESOP. The number of such shares is as follows: Richard A. Smith -- 685; Brian J. Knez -- 186; Robert A.
     Smith -- 244; John R. Cook -- 60; Eric P. Geller -- 702; and all current executive officers as a group -- 3,982. Except as set forth in the preceding sentence or in the following footnotes, each stockholder listed in the table has sole voting and investment power with respect to the shares listed.

 (2) Certain of the shares included in the table have been counted more than once because of certain rules and regulations of the SEC. The total number of shares owned by, or for the benefit of, Richard A. Smith, Nancy L. Marks and members of their families is as shown for the "Smith Family Group." See
     Note 3. Mr. Smith and Mrs. Marks are "control" persons of Harcourt General within the meaning of the rules and regulations of the SEC.

 (3) The Smith Family Group includes Richard A. Smith, Chairman and Chief Executive Officer of Harcourt General; Nancy L. Marks, Mr. Smith's sister; Robert A. Smith and Brian J. Knez, Co-Presidents and Co-Chief Operating Officers and directors of Harcourt General, who are, respectively, the son and son-in-law of Richard A. Smith; Jeffrey R. Lurie, a director of Harcourt General and the son of Nancy L. Marks; other members of their families and various family corporations, trusts and charitable foundations. Certain members of the Smith Family Group have filed a
     Schedule 13D, as amended, with the SEC. The Schedule 13D discloses that the members of the Smith Family Group have executed the Smith-Lurie/Marks Stockholders' Agreement, which imposes certain restrictions on the ability of the parties thereto to convert their Class B Stock into Common Stock without permitting the other parties to acquire the shares proposed to be so converted.

     Not all shares of Class B Stock and none of the shares of Common Stock owned beneficially by the members of the Smith Family Group are subject to the Smith-Lurie/Marks Stockholders' Agreement. Thus, while 18,987,125 shares of Class B Stock are subject to the terms of the Smith-Lurie/Marks Stockholders' Agreement, the total number of shares held by the Smith Family Group and as to which the Smith Family Group is deemed to be the beneficial owner is 19,990,398 shares of Class B Stock and 116,290 shares of Common Stock, which includes 62,625 shares of Common Stock subject to outstanding options exercisable within 60 days of August 2, 1999, and an aggregate of 29,200 shares of restricted Common Stock over which two members of the Smith Family Group (Robert A. Smith and Brian J. Knez) have voting but not dispositive power. The 19,990,398 shares of Class B Stock constitute 99.9% of the outstanding Class B Stock and, together with the 52,572 shares of Common Stock owned by the Smith Family Group, constitute 27.8% of the aggregate of the shares of the Class B Stock, Common Stock and Series A Stock outstanding as of August 2, 1999, assuming conversion of all Series A Stock into Common Stock. Members of the Smith Family Group possess sole or shared voting power over all of the shares shown in the table.

 (4) Mr. Balk, who is an officer and director of the law firm of Goulston & Storrs, P.C., and is included in the Smith Family Group because he serves as a trustee and/or director of several Smith family trusts and/or corporations, shares voting and investment power with respect to all shares of Class B Stock shown next to his name with various members of the Smith Family Group. Mr. Balk disclaims beneficial ownership of such shares, all of which are included in the number of shares owned beneficially by or for the benefit of the Smith Family Group. See Note 3.

 (5) The information reported is based on a Schedule 13G dated February 12, 1999 filed with the SEC by FMR Corp. FMR Corp has sole voting power with respect to 260,052 shares and sole dispositive power with respect to all of the shares reported in the table.

 (6) The information reported is based on a Schedule 13G dated February 11, 1999 filed with the SEC by Neuberger Berman, LLC. Neuberger Berman, LLC has sole voting power with respect to 2,020,643 shares, shared voting power with respect to 1,686,500 shares, and shared dispositive power with respect to all of the shares reported in the table.

 (7) The information reported is based on a Schedule 13G dated February 12, 1999 filed with the SEC by Boston Partners Asset Management L.P. Boston Partners Asset Management L.P. has shared voting and dispositive power with respect to all of the shares reported in the table.

 (8) The information reported is based on a Schedule 13G dated September 9, 1998 filed with the SEC by PRIMECAP Management Company. PRIMECAP Management Company has sole voting and dispositive power with respect to 781,400 shares and shared dispositive power with respect to 2,929,000 shares reported in the table.

 (9) Includes 29,509 shares of Common Stock which are subject to outstanding options exercisable within 60 days of August 2, 1999. Also includes 14,600 shares of restricted Common Stock over which Mr. Knez has voting but not dispositive power. All of the shares reported for Mr. Knez are included in the shares owned by the Smith Family Group. See Note 3.

(10) Includes 33,116 shares of Common Stock which are subject to outstanding options exercisable within 60 days of August 2, 1999. Also includes 14,600 shares of restricted Common Stock over which Mr. Smith has voting but not dispositive power. All of the shares reported for Mr. Smith are included in the shares owned by the Smith Family Group. See Note 3.

(11) Includes 30,335 shares of Common Stock which are subject to outstanding options exercisable within 60 days of August 2, 1999. Also includes 7,300 shares of restricted Common Stock over which Mr. Cook has voting but not dispositive power.

(12) Includes 41,391 shares of Common Stock which are subject to outstanding options exercisable within 60 days of August 2, 1999. Also includes 6,400 shares of restricted Common Stock over which Mr. Geller has voting but not dispositive power.

(13) Includes 1,500 shares of Common Stock held by a family partnership in which Mr. Connell holds an interest.

(14) Ms. Martin, Dr. Stern and Messrs. Connell, Countryman, Greenberg, Lurie, Segall, Uyterhoeven and Wharton hold, respectively, 1,708, 6,652, 1,913, 3,377, 6,585, 1,093, 3,142, 14,855 and 1,452 Common Stock based units which are included in the table. These individuals do not have voting or dispositive power with respect to these Common Stock based units.

(15) Includes 10,640 shares of Common Stock held by the Philadelphia Eagles, Inc., of which Mr. Lurie is principal owner and Chief Executive Officer. All of the shares reported for Mr. Lurie are included in the shares owned by the Smith Family Group. See Note 3.

(16) Includes (i) 196,051 shares of Common Stock which are subject to outstanding options exercisable within 60 days of August 2, 1999, (ii) 62,600 shares of restricted Common Stock over which the current executive officers have voting but not dispositive power, (iii) 3,982 shares of Common Stock allocated to the individuals in the group under the ESOP, as to which such individuals share voting power with the trustee of the ESOP, and (iv) the 40,777 Common Stock based units referred to in Note 14 above.

                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     In order for stockholder proposals which are submitted pursuant to Rule 14a-8 of the Exchange Act to be considered by Harcourt General for inclusion in the proxy material for the Annual Meeting of Stockholders to be held in March 2000, they must be received by the Secretary of Harcourt General by November 1, 1999. For proposals that stockholders intend to present at the Annual Meeting of Stockholders to be held in March 2000 outside the processes of Rule 14a-8 of the Exchange Act, unless the stockholder notifies the Secretary of Harcourt General of such intent by December 21, 1999, any proxy that management solicits for such Annual Meeting will confer on the holder of the proxy discretionary authority to vote on any such proposal properly presented at the meeting.

     In order for suggestions by stockholders for nominees for director to be considered by the Nominating Committee, they must be received by the Secretary of Harcourt General by November 1, 1999.

     All such communications to the Secretary of Harcourt General must be in writing and must be received by Harcourt General at its principal executive offices (27 Boylston Street, Chestnut Hill, Massachusetts 02467) by the applicable date.

                             AVAILABLE INFORMATION

     Harcourt General and NMG are subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder and in accordance therewith file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by Harcourt General and NMG may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Regional Offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC may be reached at 1-800-SEC-0330 for further information on the public reference rooms. Reports and other information concerning Harcourt General can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Certain of such reports, statements and other information filed by Harcourt General and NMG are also available on the Internet at the SEC's World Wide Web site at http://www.sec.gov.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, IF YOU ARE A HOLDER OF COMMON STOCK OR CLASS B STOCK, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                             INDEX OF DEFINED TERMS

TERM                                                          PAGE
----                                                          ----
Amendment...................................................    1
Charter.....................................................    1
Class B Stock...............................................    1
Class C Stock...............................................    1
Code........................................................   25
Common Stock................................................    1
Contributed Shares..........................................   29
Conversion Rate.............................................   27
Declaration Date............................................   31
Distribution................................................    2
Distribution Agent..........................................    6
Distribution Agreement......................................   13
Distribution Date...........................................   24
Distribution Record Date....................................   24
Effective Time..............................................   29
ESOP........................................................   43
Exchange Act................................................   24
Harcourt General............................................    1
HSR Act.....................................................   28
Independent Directors.......................................   12
Intercompany Services Agreement.............................   29
IRS Ruling..................................................    5
Lazard Freres...............................................   12
Merger......................................................   29
Merger Agreement............................................    5
Merger Sub..................................................    5
NMG.........................................................    1
NMG Charter.................................................   15
NMG Charter Amendments......................................   30
NMG Class A Common Stock....................................    5
NMG Class B Common Stock....................................    3
NMG Common Stock............................................    4
NYSE........................................................    5
NYSE Tape...................................................   33
Offer Period................................................   33
Offered Securities..........................................   33
Original Distribution Agreement.............................   12
Original Merger Agreement...................................   12
Preferred Stock.............................................    1
Private Price...............................................   33
Public Sale.................................................   33
Recapitalization............................................    4
Restricted Shares...........................................   28
Retained Shares.............................................    5
Right of First Offer........................................   33
SEC.........................................................   24
Securities Act..............................................   26
Series A Stock..............................................    2
Shared Representative.......................................   32
Smith Family Group..........................................    3
Smith-Lurie/Marks Stockholders' Agreement...................    4
Smith Stockholder...........................................   34
Special Meeting.............................................    7
Special Meeting Record Date.................................    7
Sunset Provision............................................    2
Transaction Proposal........................................   33
Transactions................................................   12
Transfer....................................................   33
Transferor's Notice.........................................   33

                                    ANNEX A
      PROPOSED AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION OF
                             HARCOURT GENERAL, INC.

     The Restated Certificate of Incorporation of Harcourt General, Inc. will be amended by deleting Article Fourth thereof and replacing it with the following (proposed additions to the existing Article Fourth are indicated by the italicized text and proposed deletions are indicated by footnoted text):

     "FOURTH: The total number of shares of capital stock of all classes which this corporation shall have authority to issue shall be 370,000,000(1)shares to wit: (a) 150,000,000(2) shares of Common Stock with a par value of $1.00 per share;(3) (b) 80,000,000 shares of Class B Stock with a par value of $1.00 per share;(4) (c) 100,000,000 shares of Class C Stock with a par value of $1.00 per share; and (d) 40,000,000 shares of Preferred Stock with a par value of $1.00 per share.

     The powers, preferences and the relative, participating, optional and other rights and the qualifications, limitations and restrictions thereof, of each class of stock, and the express grant of authority to the Board of Directors to fix by resolution the designations and the powers, preferences and rights of each share of Preferred Stock and the qualifications, limitations and restrictions thereof which are not fixed by this Restated Certificate of Incorporation, are as follows:

A.  COMMON STOCK,(5) CLASS B STOCK AND CLASS C STOCK

     I. Dividends, etc. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Restated Certificate of Incorporation, as amended from time to time, holders of Common Stock,(6) Class B Stock and Class C Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor, provided that in the case of cash dividends, if at any time a cash dividend is paid on the Common Stock, a cash dividend will also be paid on the Class C Stock, in an amount per share of Class C Stock equal to the amount of the cash dividend paid on each share of the Common Stock and a cash dividend will also be paid on the Class B Stock in an amount per share of Class B Stock equal to 90% of the amount of the cash dividend paid on each share of the Common Stock (rounded down, if necessary, to the nearest one-hundredth of a cent), and provided, further, that in the case of dividends or other distributions payable in stock of the corporation other than Preferred Stock, including distributions pursuant to stock splits or divisions of stock of the corporation other than Preferred Stock, which occur after the initial issuance of shares of Class B Stock by the corporation, only shares of Common Stock shall be distributed with respect to Common Stock,(7) only shares of Class B Stock in an amount per share equal to the amount per share paid with respect to the Common Stock shall be distributed with respect to Class B Stock and only shares of Class C Stock in an amount per share equal to the amount per share paid with respect to the Common Stock shall be distributed with respect to the Class C Stock, and that, in the case of any combination or reclassification of the Common Stock, the shares of Class B Stock shall also be combined or reclassified and the shares of Class C Stock shall also be combined or reclassified so that the number of shares of Class B Stock outstanding immediately following such combination or reclassification and the number of shares of Class C Stock outstanding immediately following such combination or reclassification shall bear the same relationship to the number of shares outstanding immediately prior to such combination or reclassification as the number of shares of Common Stock outstanding immediately following such combination or reclassification bears to the number of shares of Common Stock outstanding immediately

---------------

    (1) 320,000,000

    (2) 200,000,000

    (3) and

    (4) and

    (5) and

    (6) and

    (7) and
prior to such combination or reclassification and provided further, that in the case of dividends or other distributions payable in property, if at any time such a dividend is paid on the Common Stock, a dividend will also be paid on the Class C Stock, at the same rate or ratio of shares or other property per share of Class C Stock as is paid on each share of Common Stock; provided that if rights to purchase Common Stock or rights that, upon adjustment, may be exercised to purchase Common Stock are issued to holders of Common Stock, rights to purchase Class C Stock or rights that, upon adjustment, may be exercised to purchase Class C Stock shall be issued at the same rate or ratio to the holders of Class C Stock. The corporation shall not issue rights, warrants or options to holders of Common Stock, Class B Stock and/or Class C Stock entitling them to subscribe for or purchase shares of Class C Stock at a price per share less than the market price per share of Common Stock on the record date for such distribution, unless, in the judgment of the Board of Directors, the conversion rate for the Series A Stock (as defined below) shall have been adjusted pursuant to the terms of Section B hereof to the extent, if any, required in order to adequately account for such issuance.

     II.  Voting.

     (a) At every meeting of the stockholders every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of the corporation,(8) every holder of Class B Stock shall be entitled to one (1) vote in person or by proxy for each share of Class B Stock standing in his name on the transfer books of the corporation and every holder of Class C Stock shall be entitled to one-tenth (1/10th) of one vote in person or by proxy for each share of Class C Stock standing in his name on the transfer books of the corporation, except that each holder of Class B Stock shall be entitled to ten (10) votes per share on the election of any directors at any stockholders' meeting if more than 20% of the shares of Common Stock outstanding on the record date for such meeting are beneficially owned by, or if more than 20% of the total voting power attributable to the shares of the Common Stock outstanding on the record date for such meeting are voted either directly or by proxy for a person or persons other than those nominated by the Board of Directors by, a person or group of persons acting in concert (unless such person or group is also the beneficial owner of a majority of the shares of Class B Stock on such record date).

     (b) In addition to and not in lieu of any vote required by the General Corporation Law of Delaware, the(9) provisions of this Restated Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the affirmative vote of the holders of a majority of the shares of the Common Stock and of a voting majority of the shares of the Class B Stock, each voting separately as a class.

     (c) The corporation may not effect or consummate:

         (1) any merger or consolidation of the corporation with or into any other corporation;

         (2) any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation to or with any other person; or

         (3) any dissolution of the corporation;

unless and until such transaction is authorized by the vote, if any, required by Article Eighth of this Restated Certificate of Incorporation and by Delaware law; and unless and until such transaction is authorized by a majority of the voting power of the shares of Common Stock and of Class B Stock entitled to vote, each voting separately as a class, but the foregoing shall not apply to any merger or other transaction described in the preceding subparagraphs (1) and
(2) if the other party to the merger or other transaction is a Subsidiary of the corporation.

     For purposes of this paragraph (c) a "Subsidiary" is any corporation more than 50% of the voting securities of which are owned directly or indirectly by the corporation; and a "person" is any individual, partnership, corporation or entity.

---------------

    (8) and

    (9) The

     (d) Following the initial issuance of shares of Class B Stock, the corporation may not effect the issuance of any additional shares of Class B Stock (except in connection with stock splits and stock dividends) unless and until such issuance is authorized by the holders of a majority of the voting power of the shares of Common Stock and of Class B Stock entitled to vote, each voting separately as a class.

     (e) Every reference in this Restated Certificate of Incorporation to a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes of such shares of stock.

     (f) Except as may be otherwise required by law or by this Article Fourth, the holders of Common Stock,(10) Class B Stock and Class C Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock.

     (g) For the avoidance of doubt, no director shall, for purposes of paragraph (f) of Article Eighth hereof, be deemed to be "pecuniarily interested" in any issuance of Class C Stock if such director would not be so interested but for the ownership, directly or indirectly, of Class B Stock by (or the extent of the voting power represented by shares of Class B Stock, or Common Stock issued upon the conversion of Class B Stock, held by) such director or any other person or entity or any relationship of such director to or with such other person or entity.

     III.  Transfer.

     (a) No person holding shares of Class B Stock of record (hereinafter called a Class B Holder) may transfer, and the corporation shall not register the transfer of, such shares of Class B Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee. A Permitted Transferee shall mean, with respect to each person from time to time shown as the record holder of shares of Class B Stock:

          (i) In the case of a Class B Holder who is a natural person;

          (A) The spouse of such Class B Holder, any lineal descendant of a grandparent of such Class B Holder, and any spouse of such lineal descendant (which lineal descendants, their spouses, the Class B Holder, and his or her spouse are herein collectively referred to as "Class B Holder's Family Members");

          (B) The trustee of a trust (including a voting trust) principally for the benefit of such Class B Holder and/or one or more of his or her Permitted Transferees described in each subclause of this clause (i) other than this subclause (B), provided that such trust may also grant a general or special power of appointment to one or more of such Class B Holder's Family Members and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estates of one or more of such Class B Holder's Family Members payable by reason of the death of any such Family Members;

          (C) Any organization contributions to which are deductible for federal income, estate or gift tax purposes or any split-interest trust described in Section 4947 of the Internal Revenue Code, as it may from time to time be amended (hereinafter called a "Charitable Organization");

          (D) A corporation a majority of the beneficial ownership of outstanding capital stock of which entitled to vote for the election of directors is owned by, or a partnership a majority of the beneficial ownership of the partnership interests of which entitled to participate in the management of the partnership are held by, the Class B Holder or his or her Permitted Transferees determined under this clause (i), provided that if by reason of any change in the ownership of such stock or partnership interests, such corporation or partnership would no longer qualify as a Permitted Transferee, all shares of Class B Stock then held by such corporation or partnership shall, upon the election of the corporation given by written notice to such corporation or partnership, without further act on anyone's part, be converted into shares of Common Stock effective upon the date of the giving of such notice, and stock certificates formerly representing such shares of Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock; and

          (E) The estate of such Class B Holder.

---------------

    (10) and

          (ii) In the case of a Class B Holder holding the shares of Class B Stock in question as trustee pursuant to a trust (other than a Charitable Organization or a trust described in clause (iii) below), "Permitted Transferee" means (A) any person transferring Class B Stock to such trust and (B) any Permitted Transferee of any such transferor determined pursuant to clause (i) above.

          (iii) In the case of a Class B Holder holding the shares of Class B Stock in question as trustee pursuant to a trust (other than a Charitable Organization) which was irrevocable on the record date (hereinafter in this
     Section III called the "Record Date") for determining the persons to whom the Class B Stock is first issued by the corporation, "Permitted Transferee" means (A) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise and (B) any Permitted Transferee of any such person determined pursuant to clause (i) above.

          (iv) In the case of a Class B Holder which is a Charitable Organization holding record and beneficial ownership of the shares of Class B Stock in question, "Permitted Transferees" means any Class B Holder.

          (v) In the case of a Class B Holder which is a corporation or partnership (other than a Charitable Organization) acquiring record and beneficial ownership of the shares of Class B Stock in question upon its initial issuance by the corporation, "Permitted Transferee" means (A) any partner of such partnership, or stockholder of such corporation, on the Record Date, (B) any person transferring such shares of Class B Stock to such corporation or partnership, and (C) any Permitted Transferee of any such person, partner, or stockholder referred to in subclauses (A) and (B) of this clause (v), determined under clause (i) above.

          (vi) In the case of a Class B Holder which is a corporation or partnership (other than a Charitable Organization or a corporation or partnership described in clause (v) above) holding record and beneficial ownership of the shares of Class B Stock in question, "Permitted Transferee" means (A) any person transferring such shares of Class B Stock to such corporation or partnership and (B) any Permitted Transferee of any such transferor determined under clause (i) above.

          (vii) In the case of a Class B Holder which is the estate of a deceased Class B Holder, or which is the estate of a bankrupt or insolvent Class B Holder, which holds record and beneficial ownership of the shares of Class B Stock in question, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to clause (i), (ii), (iii), (iv), (v) or (vi) above, as the case may be.

     (b) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Holder's shares of Class B Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this
Section III. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.

     (c) For purposes of this Section III:

          (i) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

          (ii) Each joint owner of shares of Class B Stock shall be considered a "Class B Holder" of such shares.

          (iii) A minor for whom shares of Class B Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

          (iv) Unless otherwise specified, the term 'person' means both natural persons and legal entities.

          (v) Without derogating from the election conferred upon the corporation pursuant to subclause (D) of clause (i) above, each reference to a corporation shall include any successor corporation resulting from merger or consolidation; and each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner.

     (d) Any transfer of shares of Class B Stock not permitted hereunder shall result in the conversion of the transferee's shares of Class B Stock into shares of Common Stock, effective the date on which certificates representing such shares are presented for transfer on the books of the corporation. The corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Stock on the corporation's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Class B Stock or is a Permitted Transferee.

     (e) At any time when the number of outstanding shares of Class B Stock as reflected on the stock transfer books of the corporation falls below 12 1/2% of the aggregate number of the issued and outstanding shares of the Common Stock, Class B Stock and Series A Stock of the corporation, or the Board of Directors and the holders of a majority of the outstanding shares of Class B Stock approve the conversion of all of the Class B Stock into Common Stock, then, immediately upon the occurrence of either such event the outstanding shares of Class B Stock shall be converted into shares of Common Stock. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.

     (f) Shares of Class B Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. For this purpose, a "beneficial owner" of any shares of Class B Stock shall mean a person who, or an entity which, possesses the power, either singly or jointly, to direct the voting or disposition of such shares. The corporation shall note on the certificates for shares of Class B Stock the restrictions on transfer and registration of transfer imposed by this Section III.

     IV.  Conversion Rights.

     (a) Subject to the terms and conditions of this Section IV, each share of Class B Stock shall be convertible at any time or from time to time, at the option of the respective holder thereof, at the office of any transfer agent for Class B Stock, and at such other place or places, if any, as the Board of Directors may designate, or, if the Board of Directors shall fail so to designate, at the principal office of the corporation (attention of the Secretary of the corporation), into one (1) fully paid and nonassessable share of Common Stock. Upon conversion, the corporation shall make no payment or adjustment on account of dividends accrued or in arrears on Class B Stock surrendered for conversion or on account of any dividends on the Common Stock issuable on such conversion. Before any holder of Class B Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates for such Class B Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if the corporation shall so request, shall be duly endorsed to the corporation or in blank or accompanied by proper instruments of transfer to the corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the corporation), and shall give written notice to the corporation at said office that he elects so to convert said Class B Stock in accordance with the terms of this Section IV, and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Class B Stock and the corporation, whereby the holder of such Class B Stock shall be deemed to subscribe for the amount of Common Stock which he shall be entitled to receive upon such conversion, and, in satisfaction of such subscription, to deposit the Class B Stock to be converted and to release the corporation from all liability thereunder, and thereby the corporation shall be deemed to agree that the surrender of the certificate or certificates therefor and the extinguishment of liability thereon shall constitute full payment of such subscription for Common Stock to be issued upon such conversion. The corporation will as soon as practicable after such deposit of a certificate or certificates for Class B Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of said transfer agent (or other place as provided above) to the person for whose account such Class B Stock was so surrendered, or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid. Subject to the provisions of subsection
(c) of this Section IV, such conversion shall be deemed to have been made as of the date of such surrender of the Class B Stock to be converted; and the person or persons entitled to receive the Common Stock issuable upon conversion of such Class B Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

     (b) The issuance of certificates for shares of Common Stock upon conversion of shares of Class B Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Stock converted, the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the corporation that such tax has been paid.

     (c) The corporation shall not be required to convert Class B Stock, and no surrender of Class B Stock shall be effective for that purpose, while the stock transfer books of the corporation are closed for any purpose; but the surrender of Class B Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Class B Stock was surrendered.

     (d) The corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Stock by delivery of shares of Common Stock which are held in the treasury of the corporation. The corporation covenants that if any shares of Common Stock, required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be issued upon conversion, the corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The corporation will endeavor to list the shares of Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery. The corporation covenants that all shares of Common Stock which shall be issued upon conversion of the shares of Class B Stock, will, upon issue, be fully paid and nonassessable and not entitled to any preemptive rights.

     (e) The Class C Stock shall not be convertible into another class of stock or any other security of the corporation except that the Class C Stock shall be automatically converted into Common Stock upon any dissolution, liquidation or winding up of the affairs of the corporation, whether voluntary or involuntary.

     V.  Liquidation Rights.

     In the event of any dissolution, liquidation or winding up of the affairs of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the corporation, an amount for each share equal to the amount fixed and determined by the Board of Directors in any resolution or resolutions providing for the issuance of any particular series of Preferred Stock, plus an amount equal to all dividends accrued and unpaid on shares of such series to the date fixed for distribution, and no more, before any of the assets of the corporation shall be distributed or paid over to the holders of Common Stock. After payment in full of said amounts to the holders of Preferred Stock of all series other than the corporation's Series A Cumulative Convertible Stock, $1.00 par value (hereinafter the "Series A Stock"), and after payment of the full amount provided for the holders of Series A Stock in accordance with the first sentence of Section B.3. of this Article Fourth, the remaining assets and funds of the corporation shall be divided among and paid ratably to the holders of Common Stock (including those persons who shall become holders of Common Stock by reason of converting their shares(11)) in a manner not inconsistent with the provisions of Section B.3. of this Article Fourth regarding the rights of the holders of Series A Stock in any such liquidation, dissolution or winding up. If, upon such dissolution, liquidation or winding up, the assets of the corporation distributable as aforesaid among the holders of Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed among such holders, first in the order of their respective preferences, and second, as to such holders who are next entitled

---------------

    (11) of Class B Stock
to such assets and who rank equally with regard to such assets, ratably in proportion to the respective total amounts which they shall be entitled to receive as provided in this Section V. A merger or consolidation of the corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the corporation (which shall not in fact result in the liquidation of the corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the corporation within the meaning of this Section V.

B.  PREFERRED STOCK.

     The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Restated Certificate of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions appertaining thereto, including without limiting the generality of the foregoing, the voting rights appertaining to shares of Preferred Stock of any series (which may be one vote per share or a fraction of a vote per share, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the corporation, and the rights (if any) of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class of capital stock (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable).

     Before the corporation shall issue any shares of Preferred Stock of any series, a certificate setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the voting powers, designations, preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations and restrictions, if any, appertaining to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued shall be made under seal of the corporation and signed by the president or vice president and by the secretary or an assistant secretary of the corporation and acknowledged by such president or vice president as provided by the laws of the State of Delaware and shall be filed and a copy thereof recorded in the manner prescribed by the laws of the State of Delaware.

     The powers, preferences and the relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof of the series of Preferred Stock of the corporation designated Series A Stock are as follows:

     1. Designation and Number of Shares. The distinctive serial designation of the series shall be Series A Cumulative Convertible Stock, $1.00 par value. The number of shares of Series A Stock which the corporation is authorized to issue is initially established at 10,000,000, which number of shares may be increased (if, and to the extent that, the Restated Certificate of Incorporation shall be further amended to increase the authorized number of shares of Preferred Stock) or decreased (but not below the number of shares of Series A Stock then outstanding) from time to time by the Board of Directors of the corporation.

     2.  Dividends.

     (a) Subject to full dividends accrued on the outstanding shares of any Preferred Stock ranking senior to the Series A Stock in respect of the payment of dividends for all past dividend periods and for the then current dividend period having been paid or declared and set apart for payment, holders of the Series A Stock shall be entitled to receive, but only when and as declared by the Board of Directors out of funds legally available for the declaration and payment of dividends, cumulative dividends as fixed by the provisions of this paragraph, and no more, payable in cash quarterly on October 29, 1982 and thereafter on the last day of January, April, July and October in each year, to holders of record of the Series A Stock on the respective dates fixed in advance for this purpose by the Board of Directors prior to the payment of each such dividend. The quarterly dividend to be paid on each share of Series A Stock shall be the sum of (x) $.03 (adjusted, if necessary, in accordance with Section 2(f)), and (y) the product of (i) the amount of the dividend or dividends (including special dividends, if any) paid or to be paid in cash on each share of Common Stock during the quarter ending on the date on which the Series A Stock dividend is payable, and (ii) the conversion rate (as defined in Section 4 below).

     (b) Such dividends shall accrue and be cumulative as follows: as to shares issued prior to the record date for the first dividend payment, from the date of issuance; as to shares issued during the period commencing immediately after the record date for a dividend and terminating at the close of business on the payment date for such dividend, from such dividend payment date; and otherwise, from the quarterly payment date next preceding the date of issue of such shares.

     (c) Accumulations of dividends accrued on any shares of the Series A Stock shall not bear interest.

     (d) No dividend (other than a dividend in Common Stock, in Class B Stock or in any other class of stock of the corporation ranking junior to the Series A Stock in respect of the payment of dividends) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Stock, upon the Class B Stock or upon any other stock ranking junior to the Series A Stock in respect of the payment of dividends, nor shall any Common Stock, Class B Stock or any other class of stock of the corporation ranking junior to the Series A Stock in respect of the payment of dividends be redeemed, purchased or otherwise acquired for any consideration by the corporation or by any corporation more than fifty percent of the voting securities of which are owned, directly or indirectly, by the corporation, while any of the Series A Stock is outstanding, unless, in each case, all dividends accrued on all outstanding shares of the Series A Stock for all past dividend periods shall have been paid or declared and set apart for payment.

     (e) As used in this certificate, accrued dividends shall mean the sum of amounts in respect of shares of Series A Stock then outstanding which, as to each share, shall be an amount computed from the date from which dividends on such share become cumulative to the date with reference to which the expression is used, irrespective of whether such amount or any part thereof shall have been declared as dividends or there shall have existed any funds legally available for the declaration or payment thereof, less the aggregate of all dividends paid on such share.

     (f) If the corporation shall declare a dividend on its Common Stock in shares of its Common Stock, the Board of Directors may in its discretion, and in lieu of any adjustment in the conversion rate (as defined in Section 4 below), declare a dividend on the Series A Stock in shares of its Series A Stock and provide for the issuance of said shares in accordance with this Article Fourth such that the number of shares of Series A Stock distributed on each share of Series A Stock then outstanding shall equal the number of shares of Common Stock distributed on each share of Common Stock then outstanding. In the event a dividend payable in Series A Stock is declared pursuant to this paragraph (f), the amount of $.03 set forth in clause (x) of Section 2(a), or such other amount as shall have resulted from any previous adjustments made in accordance with this paragraph (f), shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Series A Stock outstanding on the record date for such dividend and the denominator of which shall be the sum of the number of shares of Series A Stock outstanding on the record date for such dividend and the number of shares of Series A Stock payable thereon pursuant to the declaration of such dividend. In such event, the amount of $20 set forth in the first and third sentences of Section 3, or such other amount as shall have resulted from any previous adjustments made in accordance with this paragraph (f), shall be adjusted by multiplying such amount by the same fraction used in accordance with the immediately preceding sentence.

     3.  Liquidation Rights.

     In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the corporation, holders of the Series A Stock shall be entitled to be paid in cash from the net assets of the corporation available for distribution (after the prior claims of the holders of any Preferred Stock ranking senior to the Series A Stock shall have been satisfied) the sum of $20 per share (adjusted, if necessary, in accordance with Section 2(f)) plus dividends accrued on each share to the date fixed for payment thereof, before any amount shall be paid to holders of the Common Stock. If the net assets of the corporation available for distribution are insufficient to allow payment in full to be made to the holders of the Series A Stock as provided in the immediately foregoing sentence, the holders of the Series A Stock shall be paid, ratably, in proportion to the full distributive amounts to which they are respectively entitled. If the net assets of the corporation available for distribution are sufficient to allow payment in full to be made to the holders of the Series A Stock as provided in the first sentence of this Section 3, the holders of the Common Stock shall be entitled to be paid in cash out of the net assets, if any, remaining for distribution a sum per share equal to the amount obtained by dividing $20 (adjusted, if necessary, in accordance with Section 2(f)) by the conversion rate (as defined in Section 4, below), or, if such remaining net assets are insufficient to allow payment of such amount per share, then that amount per share derived by dividing the total amount of such remaining net assets by the number of shares of Common Stock then outstanding. After giving effect to the distributive amounts payable to holders of the Series A Stock and of the Common Stock as aforesaid, all such holders shall be entitled to share ratably in the net assets, if any, remaining for distribution, each share of Common Stock being valued as one share and each share of Series A Stock being valued as the number of shares equal to the product of one share and the conversion rate (as defined in Section 4, below), for this purpose. Neither the purchase or redemption by the corporation of stock of any class, in any manner permitted by law, nor the consolidation or merger of the corporation with or into any other corporation or corporations, nor the sale or transfer by the corporation of all or any part of its properties or assets, shall be deemed to be a liquidation, dissolution or winding up of the corporation for the purposes of this Section 3. No holder of Series A Stock shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the corporation other than the amounts provided for in this Section 3.

     4.  Conversion Rights.

     (a) Conversion Rate and Procedures.

          (i) Subject to the terms and conditions of this Section 4, the shares of Series A Stock shall be convertible at any time or from time to time, at the option of the respective holders thereof, at the office of any transfer agent for Series A Stock, and at such other place or places, if any, as the Board of Directors may designate, or, if the Board of Directors shall fail so to designate, at the principal office of the corporation (attention of the Secretary of the corporation), into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock at the rate of one share of Common Stock for each one share of Series A Stock surrendered for conversion, subject to the adjustments hereinafter specified. The term "conversion rate" as used herein shall mean, as of any time, the number of shares or fraction of shares of Common Stock into which one full share of Series A Stock shall be entitled to be converted. Upon conversion, the corporation shall make no payment or adjustment on account of dividends accrued or in arrears on Series A Stock surrendered for conversion or on account of any dividends on the Common Stock issuable on such conversion. Before any holder of Series A Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates for such Series A Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if the corporation shall so request, shall be duly endorsed to the corporation or in blank or accompanied by proper instruments of transfer to the corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the corporation), and shall give written notice to the corporation at said office that he elects so to convert said Series A Stock in accordance with the terms of this Section 4, and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Series A Stock and the corporation, whereby the holder of such Series A Stock shall be deemed to subscribe for the amount of Common Stock which he shall be entitled to receive upon such conversion, and, in satisfaction of such subscription, to deposit the Series A Stock to be converted and to release the corporation from all liability thereunder, and thereby the corporation shall be deemed to agree that the surrender of the certificate or certificates therefor and the extinguishment of liability thereon, shall constitute full payment of such subscription for Common Stock to be issued upon such conversion. The corporation will as soon as practicable after such deposit of a certificate or certificates for Series A Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of said transfer agent (or other place as provided above) to the person for whose account such Series A Stock was so surrendered, or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, and if the certificate or certificates surrendered evidence a greater number of shares than the number of shares to be converted, one or more certificates evidencing the shares of Series A Stock not to be converted, and together with a cash adjustment of any fraction of a share as hereinafter stated, if not evenly convertible. Subject to the provisions of paragraph (ii) of this Section 4(a), such conversion shall be deemed to have been made as of the date of such surrender of the Series A Stock to be converted; and the person or persons entitled to receive the Common Stock issuable upon conversion of such Series A Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

          (ii) The corporation shall not be required to convert Series A Stock, and no surrender of Series A Stock shall be effective for that purpose, while the stock transfer books of the corporation are closed for any purpose; but the surrender of Series A Stock for conversion during any period while such books are so closed shall, subject to the provisions of paragraph (iii) of this subsection 4(a), become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Series A Stock was surrendered, and at the conversion rate in effect at the date of such surrender.

          (iii) The right of each holder of Series A Stock to convert shall be limited as follows:

          (A) For purposes of this paragraph (iii), the term "Conversion Year" shall mean each twelve-month period commencing March 1 (except that the initial period commencing October 29, 1982 and ending February 28, 1983 shall also be deemed to be a "Conversion Year"), the term "Proration Period" shall mean the first fifteen days of the Conversion Year, and the term "Conversion Limit" shall be a number equal to ten percent of the total number of shares of Series A Stock which shall have been issued by the corporation as of the beginning of the relevant Conversion Year. The total number of shares which shall have been issued by the corporation as of the beginning of any Conversion Year, for purposes of calculating the Conversion Limit for such Conversion Year in accordance with the immediately preceding sentence, shall mean the aggregate number of shares of Series A Stock issued by the corporation, without reduction for shares reacquired by the corporation through conversion, purchase or otherwise (whether or not any such reacquired shares shall have been cancelled); provided, however, that reacquired shares which are reissued by the corporation shall not again be counted for the purpose of determining the total number of shares issued by the corporation hereunder.

          (B) Shares of Series A Stock surrendered for conversion during any Proration Period shall not be converted during such Proration Period, but, subject to the following limitation, shall be converted promptly after the expiration of such Proration Period. If, during such Proration Period, the number of shares of Series A Stock surrendered for conversion shall exceed the Conversion Limit, conversions shall be made on a pro rata basis, each holder having surrendered shares being deemed to have surrendered that percentage of such shares which is equal to the ratio of the Conversion Limit to the total number of shares of Series A Stock actually surrendered for conversion during such Proration Period.

          (C) During the period of a Conversion Year following the Proration Period of such Conversion Year, shares of Series A Stock surrendered for conversion shall not be converted if, prior to the date of such surrender (but during such Conversion Year), a number of shares of Series A Stock equal to or greater than the Conversion Limit has been surrendered for conversion.

          (D) If, on any day during the period of a Conversion Year following the Proration Period of such Conversion Year, the number of shares of Series A Stock surrendered, when taken together with the number of such shares previously surrendered for conversion during such Conversion Year, exceeds the Conversion Limit (the Conversion Limit as to such Conversion Year not having been exceeded prior to such day), then each holder having surrendered such shares for conversion on such day shall be deemed to have surrendered that percentage of such shares so surrendered which is equal to the ratio of (x) the difference between the Conversion Limit and the number of such shares surrendered for conversion during such Conversion Year but prior to such day, to (y) the number of such shares surrendered for conversion on such day.

          (E) If the implementation of the proration provisions of this paragraph (iii) should result in any fractional shares of Series A Stock, such fractional shares shall be ignored for the purpose of conversion pursuant to this Section 4, and, although fewer shares than the number equal to the Conversion Limit may as a result of ignoring such fractional shares have been converted during any Conversion Year, no further conversions of Series A Stock shall be effected until the following Conversion Year.

          (F) All shares of Series A Stock surrendered for conversion and not converted by reason of the limitations imposed by this paragraph (iii) shall be returned to the holder together with the Common Stock, if any, issued upon conversion of the Series A Stock surrendered with such unconverted shares.

          (G) Notwithstanding the foregoing provisions of this paragraph (iii), no limitations on the number of shares of Series A Stock which may be converted shall apply if the Board of Directors shall approve a transaction in which the corporation is to be consolidated or merged with or into any other corporation or corporations, and one of the other corporations is to be the surviving entity (or, if the corporation is to be the surviving entity, at least a majority of the shares of Common Stock of the corporation to be outstanding immediately following such transaction shall as a result thereof be owned by one person or by a group of persons acting in concert), or all or substantially all of the properties and assets of the corporation are to be sold or transferred, or if the Board of Directors shall recommend a tender offer for at least a majority of the Common Stock as being in the best interests of the holders of the Common Stock, or if the Board of Directors shall direct that notice be given to all holders of shares of Common Stock and Preferred Stock of the corporation that the Conversion Limit applicable to the Series A Stock is suspended until a specified date or eliminated altogether.

     (b) Adjustments.

          (i) In case the corporation shall (A) declare a dividend on its Common Stock in shares of its capital stock except in any case where a dividend on its Series A Stock also shall have been declared pursuant to
     Section 2(f), (B) subdivide outstanding shares of its Common Stock, (C) combine outstanding shares of its Common Stock into a smaller number of shares, or (D) issue by reclassification of its shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the corporation is the continuing corporation) any shares of capital stock, then the conversion rate in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any Series A Stock surrendered for conversion after such time shall be entitled to receive the number and kind of shares which he would have owned or have been entitled to receive had such Series A Stock been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

          (ii) In case the corporation shall fix a record date for the issuance of rights, warrants or options to all holders of its Common Stock and/or Class B Stock entitling them to subscribe for or purchase shares of Common Stock and/or Class B Stock at a price per share less than the current market price per share of Common Stock (as defined in paragraph (v) below) on such record date, the conversion rate after such record date shall be determined by multiplying the conversion rate in effect immediately prior to such record date by a fraction, of which the numerator shall be the number of shares of Common Stock and Class B Stock outstanding on such record date plus the number of additional shares of Common Stock and/or Class B Stock to be offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock and Class B Stock outstanding on such record date plus the number of shares of Common Stock and/or Class B Stock which the aggregate offering price of the total number of shares so to be offered would purchase at such current market price. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such rights, warrants or options are not so issued, the conversion rate shall again be adjusted to be the conversion rate which would then be in effect if such record date had not been fixed. To the extent that such rights, warrants or options expire unexercised, the conversion rate shall be readjusted to the conversion rate which would then be in effect had the adjustments made as of the record date for the issuance of such rights, warrants or options been made upon the basis of the issuance of rights, warrants or options to subscribe for or purchase only the number of shares of Common Stock and/or Class B Stock as to which such rights, warrants or options were actually exercised. In the case of an issuance by the corporation to all holders of its Common Stock and/or Class B Stock of rights, warrants or options entitling them to subscribe for or purchase securities convertible into, exchangeable for or carrying a right to purchase shares of Common Stock and/or Class B Stock (collectively, "Convertible Securities"), for purposes of this paragraph (ii), such issuance shall be deemed to be an issuance of rights, warrants or options to such holders entitling them to subscribe for or purchase Common Stock and/or Class B Stock at an aggregate offering price equal to the aggregate offering price of the Convertible Securities plus the minimum aggregate amount (if any) payable upon conversion of such shares or securities into Common Stock and/or Class B Stock.

          (iii) In case the corporation shall fix a record date for the making of a distribution to all holders of its Common Stock and/or Class B Stock (including any such distribution made in connection with a consolidation or merger in which the corporation is the continuing corporation) of evidences of its indebtedness or assets (excluding dividends paid in, or distributions of, cash to the extent permitted by law) or subscription rights, warrants or options (excluding those referred to in paragraph (ii) above), the conversion rate after such record date shall be determined by multiplying the conversion rate in effect immediately prior to such record date by a fraction, of which the numerator shall be the current market price per share of Common Stock (as defined in paragraph (v) below) on such record date, and of which the denominator shall be such current market price per share of Common Stock, less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive in the absence of fraud) of the portion of the assets or evidences of indebtedness so to be distributed, or of such subscription rights, warrants or options applicable, to one share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the conversion rate shall again be adjusted to be the conversion rate which would then be in effect if such record date had not been fixed.

          (iv) In case of any reclassification or change of outstanding Common Stock and/or Class B Stock, or in case of any consolidation or merger of the corporation with or into another corporation, or in case of any sale or conveyance to another corporation or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of the corporation, the corporation (or its successor in such consolidation or merger, or the purchaser of such properties and assets) shall make appropriate provision so that the holder of each share of Series A Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance, by a holder of the number of shares of Common Stock into which such Series A Stock might have been converted immediately prior to such reclassification, change, consolidation, merger, sale or conveyance, and shall have no other conversion rights under these provisions; provided, that effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of Series A Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the Series A Stock remaining outstanding or other convertible preferred stock or other securities received by the holders of Series A Stock in place thereof; and provided, further, that any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series A Stock remaining outstanding, or other convertible preferred stock received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion right as above provided. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all reference in this paragraph (iv) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. The subdivision or combination of the number of shares of Common Stock at any time outstanding into a greater or lesser number of shares of Common Stock (whether with or without par value) shall not be deemed to be a reclassification of the Common Stock of the corporation for the purposes of this paragraph (iv).

          (v) For the purpose of any computation under paragraphs (ii) and (iii) of this subsection 4(b), the current market price per share of Common Stock on any record date shall be deemed to be the average of the daily closing prices for the thirty consecutive business days commencing forty-five business days before such date. The closing price for each day shall be the last sale price (regular way) or, in case no such sale takes place on such day, the average of the closing bid and asked prices (regular way), in either case on the composite tape, or, if the Common Stock is not quoted on the composite tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which the Common Stock is listed or admitted to trading, or if it is not listed or admitted to trading on any such securities exchange, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the corporation for that purpose.

          (vi) No adjustment in the conversion rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this paragraph (vi), would require an increase or decrease of at least one percent in such rate; provided, however, that any adjustments which by reason of this paragraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest cent or to the nearest 1/l00th of a share, as the case may be.

          (vii) Upon occurrence of any of the events described in paragraphs (i) through (iv) above, the corporation shall promptly (A) file with the transfer agent or agents for the Series A Stock a statement signed by the President or one of the Vice Presidents of the corporation and by its Treasurer or Assistant Treasurer, disclosing the nature of such event, the conversion rate in effect immediately thereafter and the kind and amount of stock or other securities or property into which Series A Stock shall be convertible after such event, and (B) cause a notice containing a summary of the information set forth in said statement to be mailed to the holders of record of Series A Stock. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of subsection 4(c) hereof.

          (viii) In any case in which this subsection 4(b) shall require that an adjustment shall become effective immediately after a record date for an event, the corporation may defer until the occurrence of such event (A) issuing to the holder of Series A Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder an amount in cash in lieu of a fractional share pursuant to subsection 4(f) hereof; provided, however, the corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Common Stock (or other securities or property, as the case may be), and such cash, upon the occurrence of the event requiring such adjustment.

          (ix) Except as otherwise expressly provided in this subsection 4(b), no adjustment in the conversion rate shall be made by reason of the issuance or sale, in exchange for cash, property or services, of shares of Common Stock and/or Class B Stock, or any securities convertible into or exchangeable for shares of Common Stock and/or Class B Stock, or securities carrying the right to purchase any of the foregoing.

          (x) Any determination as to fair market value or as to whether an adjustment in the conversion rate in effect hereunder is required pursuant to paragraphs (i) through (iv) of this subsection 4(b), or as to the amount of any such adjustment, if required, shall be binding upon the holders of Series A Stock and the corporation if made in good faith by the Board of Directors.

          (xi) In the event that at any time, as a result of an adjustment made pursuant to paragraph (i) or paragraph (iv) of this subsection 4(b), the holder of any shares of Series A Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the corporation other than shares of Common Stock, thereafter the number of such other shares so receivable upon conversion of any shares of Series A Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (i) through (x) above, and the provisions of subsections (a) and (c) through (h) of this Section 4 with respect to the Common Stock shall apply on like terms to any such other shares.

     (c) Advance Notice of Certain Events.

     In case at any time:

          (i) the corporation shall authorize the issuance to all holders of its Common Stock of rights, warrants or options to subscribe for or purchase shares of its Common Stock or of any other subscription rights, warrants or options; or

          (ii) the corporation shall authorize the distribution to all holders of its Common Stock of evidences of its indebtedness or assets (other than dividends paid in, or distributions of, cash to the extent permitted by law); or

          (iii) there is any consolidation or merger to which the corporation is a party and for which approval of any shareholders of the corporation is required, or a conveyance or transfer of all or substantially all of the properties and assets of the corporation, or a tender offer for at least a majority of the Common Stock which has been recommended by the Board of Directors as being in the best interests of the holders of the Common Stock; or

          (iv) there is a total voluntary or involuntary dissolution, liquidation or winding up of the corporation; or

          (v) the corporation proposes to take any action (other than actions of the character described in paragraph (i) of subsection 4(b) above) which would require an adjustment of the conversion rate pursuant to subsection 4(b) above; then the corporation shall cause to be filed with the transfer agent or agents for the Series A Stock, and shall cause to be mailed to the holders of record of the outstanding Series A Stock, at least twenty days (or ten days in any case specified in clause (i) or (ii) above or in the case of a recommended tender offer as specified in clause (iii) above) prior to the applicable record date (or effective date if there shall be no record date) hereinafter specified, a notice stating (A) the date as of which the holders of Common Stock of record to be entitled to receive any such rights, warrants, options or distribution are to be determined, or (B) the date on which any such consolidation, merger, conveyance, transfer, tender offer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such distribution, right, warrant, option, consolidation, merger, conveyance, transfer, tender offer, dissolution, liquidation or winding up. The failure to give the notice required by this subsection 4(c) or any defect therein shall not affect the legality or validity of any distribution, right, warrant, option, consolidation, merger, conveyance, transfer, tender offer, dissolution, liquidation, or winding up, or the vote upon any such action.

     (d) Status of Stock Converted.

     All shares of Series A Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the right, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holders thereof to receive Common Stock in exchange therefor.

     (e) Shares Reserved for Conversion.

     The corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of Series A Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series A Stock from time to time outstanding.

     (f) Fractions Upon Conversion.

     No fractional shares of Common Stock are to be issued upon conversion, but in lieu thereof the corporation will pay therefor a cash adjustment (computed to the nearest cent) in an amount equal to such fraction of the market price per share of Common Stock computed on the basis of the last reported sale price (regular way) on the business day which next precedes the date of conversion, or, in case no such sale takes place on such day, the average of the closing bid and asked prices (regular way) of Common Stock, in either case on the composite tape, or, if the Common Stock is not quoted on the composite tape, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which the Common Stock is listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any such securities exchange, the average of the closing bid and asked prices on said last trading day as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the corporation for that purpose.

     (g) Taxes Upon Conversion.

     The corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Stock pursuant to this Section 4. The corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which the Series A Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax, or has established, to the satisfaction of the corporation, that such tax has been paid.

     (h) Affidavit of Mailing.

     An affidavit of the transfer agent or transfer agents for the Series A Stock or of the Secretary of the corporation to the effect that any notice provided for in this Section 4 has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

     5.  Voting Rights.

     (a) Except as set forth in this Section 5 and as required by applicable law, the holders of Series A Stock shall not be entitled to vote.

     (b) If and whenever accrued dividends on Series A Stock shall not have been paid or declared and a sum sufficient for the payment thereof set aside, in an amount equivalent to six quarterly dividends on all shares of Series A Stock at the time outstanding, then and in such event the holders of Series A Stock and each other series of Preferred Stock now or hereafter issued which shall be accorded such class voting right by the Board of Directors and which shall have the right to elect two directors as the result of a prior or subsequent default in payment of dividends on such series (each such other series being hereinafter called "Other Series of Preferred Stock"), voting separately as a class without regard to series, shall be entitled to elect two directors, and the holders of all shares otherwise entitled to vote for directors, voting separately as a class, shall be entitled to elect the remaining members of the Board of Directors. Such special voting rights of the holders of Series A Stock may be exercised until all dividends in default on the Series A Stock shall have been paid in full or declared and funds sufficient therefor set aside, and when so paid or provided for such special voting rights of the holders of Series A Stock shall cease, but subject always to the same provisions for the vesting of such special voting rights in the case of any such future dividend default or defaults. At any time after such special voting rights shall have so vested in the holders of Series A Stock, the Secretary of the corporation may, and upon the written request of the holders of record of ten percent or more in number of shares of Series A Stock and each Other Series of Preferred Stock then outstanding addressed to him at the principal executive office of the corporation shall, call a special meeting of the holders of Preferred Stock so entitled to vote, for the election of the directors to be elected by them as herein provided to be held within fifty days after such call and at such place and upon such notice provided by law and in the bylaws for the holding of meetings of shareholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than ninety days before the date fixed for any annual meeting of shareholders, and if in such case such special meeting is not called, the holders of Preferred Stock so entitled to vote shall be entitled to exercise the special voting rights provided in this paragraph at such annual meeting. If any such special meeting required to be called as above provided shall not be called by the Secretary within thirty days after receipt of any such request, then the holders of record of ten percent or more in number of shares of Series A Stock and each Other Series of Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may, at the expense of the corporation, call such meeting to be held at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the corporation. No such special meeting and no adjournment thereof shall be held on a date later than thirty days before the annual meeting of the shareholders or a special meeting held in place thereof next succeeding the time when the holders of Series A Stock become entitled to elect directors as above provided. If, at any meeting so called or at any annual meeting held while the holders of shares of Series A Stock have the special voting rights provided for in this paragraph, the holders of not less than forty percent of the then outstanding shares of Series A Stock and each Other Series of Preferred Stock are present in person or by proxy, which percentage shall be sufficient to constitute a quorum for the election of additional directors as herein provided, the then authorized number of directors of the corporation shall be increased by two, as of the time of such special meeting or the time of the first such annual meeting held while such holders have said special voting rights and such quorum is present, and the holders of the Series A Stock and each Other Series of Preferred Stock, voting as a class, shall be entitled to elect the additional directors so provided for. If the directors of the corporation are then divided into classes under provisions of the Restated Certificate of Incorporation, as amended, or the bylaws, the two additional directors shall be members of those respective classes of directors in which a vacancy is created as a result of such increase in the authorized number of directors. Upon the election at such meeting by the holders of the shares of Series A Stock and each Other Series of Preferred Stock, voting as a class for the two directors they are entitled so to elect, the persons so elected, together with such persons as may be or may have been elected as directors by the holders of all shares otherwise entitled to vote for directors, shall constitute the duly elected directors of the corporation. The additional directors so elected by holders of Series A Stock and each Other Series of Preferred Stock, voting as a class, shall serve until the next annual meeting or until their respective successors shall be elected and qualified, or if any such director is a member of a class of directors under provisions dividing the directors into classes as aforesaid, each such director shall serve until the annual meeting at which the term of office of his class shall expire or until his successor shall be elected and shall qualify, and at each subsequent meeting of shareholders at which the directorship of any director elected by the vote of holders of Series A Stock and each Other Series of Preferred Stock under the special voting rights set forth in this paragraph is up for election said special voting rights shall apply in the re-election of such director or in the election of his successor, provided, however, that whenever the holders of Series A Stock and each Other Series of Preferred Stock shall be divested of the special rights to elect two directors as above provided, the terms of office of all persons elected as directors by the holders of Series A Stock and each Other Series of Preferred Stock, voting as a class, or elected to fill any vacancies resulting from the death, resignation, or removal of directors so elected by the holders of Series A Stock and each Other Series of Preferred Stock, shall forthwith terminate and the authorized number of directors shall be reduced accordingly. If, at any time after a special meeting of shareholders or an annual meeting of shareholders at which the holders of Series A Stock and each Other Series of Preferred Stock have elected additional directors as provided above, and while the holders of Series A Stock and each Other Series of Preferred Stock shall be entitled to elect two directors, the number of directors who have been elected by the holders of Series A Stock and each Other Series of Preferred Stock (or who by reason of one or more resignations, deaths or removals have succeeded any directors so elected) shall by reason of resignation, death or removal be less than two but at least one, the vacancy in the directors elected by the holders of the Series A Stock and each Other Series of Preferred Stock may be filled by the remaining director elected by such holders, and failing such election within thirty days after such vacancy arises, or if there shall not be incumbent at least one director elected by such holders, the Secretary of the corporation may, and upon the written request of the holders of record of ten percent or more in number of shares of Series A Stock and each Other Series of Preferred Stock then outstanding addressed to him at the principal office of the corporation shall, call a special meeting of the holders of Preferred Stock so entitled to vote, for an election to fill such vacancy or vacancies, to be held within fifty days after such call and at the place and upon the notice provided by law and in the bylaws for the holding of meetings of shareholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than ninety days before the date fixed for any annual meeting of shareholders, and if in such case such special meeting is not called, the holders of Preferred Stock so entitled to vote shall be entitled to fill such vacancy or vacancies at such annual meeting. If any such special meeting required to be called as above provided shall not be called by the Secretary within thirty days after receipt of any such request, then the holders of record of ten percent or more in number of shares of Series A Stock and each Other Series of

Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may, at the expense of the corporation, call such meeting to be held at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the corporation; no such special meeting and no adjournment thereof shall be held on a date later than thirty days before the annual meeting of the shareholders or a special meeting held in place thereof next succeeding the time when the holders of Series A Stock and each Other Series of Preferred Stock become entitled to elect directors as above provided.

     (c) So long as any shares of Series A Stock shall be outstanding, the corporation shall not, without the affirmative vote or written consent of the holders of a majority of the number of shares of Series A Stock at the time outstanding, amend the Restated Certificate of Incorporation to increase the authorized number of shares of Preferred Stock.

     (d) So long as any shares of Series A Stock shall be outstanding, the corporation shall not, without the affirmative vote or written consent of the holders of two-thirds of the number of shares of Series A Stock at the time outstanding, amend the Restated Certificate of Incorporation to:

          (i) change the designations, preferences, limitations or other relevant rights of the Series A Stock;

          (ii) effect an exchange, reclassification or cancellation of all or part of the Series A Stock;

          (iii) effect an exchange or create a right of exchange of another class or series into Series A Stock;

          (iv) change the Series A Stock into the same or a different number of shares of the same or another class or series; or

          (v) cancel or otherwise affect dividends on the shares of Series A Stock which have accrued but have not been declared.

C.  AUTHORIZED SHARES OF CAPITAL STOCK.

     Except as may be provided in the terms and conditions fixed by the Board of Directors for any series of Preferred Stock, the number of authorized shares of any class or classes of stock of the corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of stock of the corporation entitled to vote.

D.  PREEMPTIVE OR PREFERENTIAL RIGHTS OF STOCKHOLDERS.

     No stockholder of this corporation shall have any preemptive or preferential right to purchase or subscribe to any shares of any class of this corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issue of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares or securities, either in whole or in part, to the existing stockholders of any class."

                                                                         ANNEX B


                     PROPOSED AMENDMENTS TO THE BY-LAWS OF
                             HARCOURT GENERAL, INC.

     1. The By-Laws of Harcourt General (the "By-Laws") shall be amended by deleting Section 2.5 thereof and replacing it with the following:

     "2.5 Voting and Proxies. Subject to Section 7 of these by-laws, each stockholder of record of Common Stock and Class B Stock shall, at every meeting of stockholders, have one vote for each share of capital stock held by him which is entitled to be voted at said meeting and each holder of record of Class C Stock shall, at every meeting of stockholders, have one-tenth of one vote for each share of capital stock held by him which is entitled to be voted at said meeting, except that each share of Class B Stock will entitle the holder thereof to ten votes on the election of directors at any stockholders' meeting under the circumstances described in the Certificate of Incorporation."

     2. The By-Laws shall be further amended by adding a new Section 2.9 thereof as follows:

     "2.9 Voting Power Counted. For the avoidance of doubt, every reference in these by-laws to a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes of such shares of stock, provided that this Section 2.9 shall be deemed inapplicable to Section 3.5 of these by-laws to the extent that the application of this Section 2.9 would alter, amend or repeal such Section 3.5."

                                                                      866-SPS-99

                                   DETACH HERE
                                   -----------


                                      PROXY

                             HARCOURT GENERAL, INC.

                         COMMON STOCK AND CLASS B STOCK

                        SPECIAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 15, 1999


     Richard A. Smith, John R. Cook and Eric P. Geller, and each of them singly, each with power of substitution, are hereby authorized to represent and vote all shares of Common Stock and/or Class B Stock of the undersigned at the Special Meeting of Stockholders of Harcourt General, Inc. to be held at Company headquarters, 27 Boylston Street, Chestnut Hill, Massachusetts, on September 15, 1999 at 2:00 p.m. and at any adjournments or postponements thereof (the "Special Meeting"). The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Special Meeting and Proxy Statement dated August 10, 1999.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED WITH RESPECT TO ALL MATTERS SET FORTH BELOW AND, WITH RESPECT TO ALL OTHER MATTERS PROPERLY COMING BEFORE THE SPECIAL MEETING, WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS NAMED ABOVE. THE BOARD OF DIRECTORS OF HARCOURT GENERAL, INC. RECOMMENDS A VOTE "FOR" THE AMENDMENT. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON THE AMENDMENT, THE PROXY WILL BE SO VOTED.

---------------                                                  ---------------
  SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
     SIDE                                                             SIDE
---------------                                                  ---------------

                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


   The Board of Directors recommends a vote "FOR" the Amendment.

   Proposal to amend Harcourt General's Restated          FOR   AGAINST  ABSTAIN
   Certificate of Incorporation to increase the number    [ ]     [ ]      [ ]
   of shares of authorized capital stock, create a new class of Class C Stock and establish the relative rights, powers and limitations of the existing Common
   Stock, Class B Stock and the new Class C Stock.




                         MARK HERE IF YOU PLAN TO ATTEND THE MEETING       [ ]

                         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [ ]



                         For joint accounts, each owner should sign. Executors, Administrators, Trustees, etc. should give full title.


Signature: ______________ Date: _______  Signature: ______________ Date: _______

                                   DETACH HERE
                                   -----------


                        CONFIDENTIAL VOTING INSTRUCTIONS
                     TO: FIDELITY MANAGEMENT TRUST COMPANY
                              AS TRUSTEE UNDER THE

                             HARCOURT GENERAL, INC.

                         EMPLOYEE STOCK OWNERSHIP PLAN
             WITH RESPECT TO THE SPECIAL MEETING OF STOCKHOLDERS OF
                  HARCOURT GENERAL, INC. --SEPTEMBER 15, 1999


     I hereby instruct the Trustee to vote (in person or by proxy) all shares of Common stock of Harcourt General, Inc. which are credited to my account under the above-referenced Plan at the Special Meeting of Stockholders of Harcourt General, Inc. to be held at Company headquarters, 27 Boylston Street, Chestnut Hill, Massachusetts, on September 15, 1999 at 2:00 p.m. and at any adjournments or postponements thereof. The undersigned hereby revokes any voting instruction previously given and acknowledges receipt of the Notice of Special Meeting and Proxy Statement dated August 10, 1999.

     THE SHARES REPRESENTED BY THIS INSTRUCTION CARD WILL BE VOTED BY THE TRUSTEE AS DIRECTED BY THE UNDERSIGNED. FIDELITY MANAGEMENT TRUST COMPANY MAKES NO RECOMMENDATION CONCERNING YOUR INSTRUCTIONS. THE BOARD OF DIRECTORS OF HARCOURT GENERAL, INC. RECOMMENDS A VOTE "FOR" THE AMENDMENT. IF THIS INSTRUCTION CARD IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON THE AMENDMENT, THIS INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS. IF THIS INSTRUCTION CARD IS NOT RECEIVED BY SEPTEMBER 14, 1999, THE SHARE CREDITED TO YOUR ACCOUNT WILL NOT BE VOTED.

---------------                                                  ---------------
  SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
     SIDE                                                             SIDE
---------------                                                  ---------------

                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

   This Instruction Card is solicited by the Plan Trustee.

   The Board of Directors recommends a vote "FOR" the Amendment.

   Proposal to amend Harcourt General's Restated          FOR   AGAINST  ABSTAIN
   Certificate of Incorporation to increase the number    [ ]     [ ]      [ ]
   of shares of authorized capital stock, create a new class of Class C Stock and establish the relative rights, powers and limitations of the existing Common
   Stock, Class B Stock and the new Class C Stock.




                         MARK HERE IF YOU PLAN TO ATTEND THE MEETING       [ ]

                         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [ ]



                         For joint accounts, each owner should sign. Executors, Administrators, Trustees, etc. should give full title.


Signature: ______________ Date: _______  Signature: ______________ Date: _______

-------------------------------------- FIDELITY MANAGEMENT TRUST COMPANY

FIDELITY MANAGEMENT TRUST COMPANY
82 Devonshire Street
Boston, Massachusetts 02109

To:    Participants in the Harcourt General, Inc.
       Employee Stock Ownership Plan

From:  Fidelity Management Trust Company
       Trustee of the Harcourt General, Inc. Employee Stock Ownership Plan

Date:  August 10, 1999

     As a participant in the Harcourt General, Inc. Employee Stock Ownership Plan, which owns shares of Harcourt General Common Stock, you are entitled to instruct the Trustee on how to vote the shares of Common Stock credited to your account on matters scheduled to come before the Special Meeting of Stockholders of Harcourt General, Inc. to be held on September 15, 1999.

     A proxy statement, confidential voting instruction card and return envelope are enclosed. Please complete, date and sign the voting instruction card and mail it promptly in the return envelope to exercise your right to direct the Trustee with respect to shares of Harcourt General, Inc. credited to your account. The completed and signed voting instruction card must be received by September 14, 1999. If your card is not received by September 14, 1999, the shares credited to your account will not be voted.

     If you own shares of Harcourt General, Inc. outside of the Employee Stock Ownership Plan, you will receive similar materials for those shares in a separate mailing. Please return both cards in their separate return envelopes if you wish to fully participate in the matters being submitted to the stockholders of Harcourt General, Inc.

Enclosures